SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      -------------------------------------
                               VEQUITY CORPORATION
                      -------------------------------------
             (Exact name of registrant as specified in its charter)

   Colorado                             7319                      84-1325018
---------------                   ----------------------         --------------
(State or other                  (Primary Standard                (IRS Employer
jurisdiction of                      Industrial                  Identification
incorporation or              Classification Code Number)           Number)
organization)

                       2305 East Arapahoe Road, Suite 220
                            Littleton, Colorado 80122
                               Tel: 1-303-798-4668
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                 Thomas H. Moore
                                    President
                       2305 East Arapahoe Road, Suite 220
                            Littleton, Colorado 80122
                                 (303) 798-4668
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)
                               -------------------
                                 With copies to:

                                J. Brent Garfield
                            Ameraan Corporate Center
                              9901 West 50th Avenue
                           Wheat Ridge, Colorado 80033
                                 (303) 421-0622
                           (303) 423-4170 (facsimile)

     Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. (X)

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ( )

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                                   CALCULATION OF REGISTRATION FEE

                                                                    Proposed
                               Number of       Proposed             Maximum            Amount of
   Title of Securities        Shares to be     Maximum Price        Aggregate          Registration
    to be Registered          Registered       Per Share            Offering Amount        Fees
----------------------------------------------------------------------------------------------------
   common stock               8,000,000          $2.50              $20,000,000            $  5,280
   series A warrants          3,200,000          (1)                (1)                    (1)
   common stock (1)           3,200,000          $5.00              $16,000,000            $  4,224
   series B warrants          2,560,000          (1)                (1)                    (1)
   common stock (1)           2,560,000          $6.25              $16,000,000            $  4,224
                              ---------                             -----------            --------

   Totals:  commons stock    13,760,000                             $52,000,000            $ 13,728
                warrants      5,760,000                             $         0            $      0


(1) Series A and series B warrants will be issued only to Vequity advertisers purchasing shares in this offering. The series A and B warrants may be exercised to purchase additional shares of Vequity common stock upon renewal of subscriptions for Vequity advertising and payment of the proposed maximum price per share.

                              ********************

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
----------

                            [VEQUITY GRAPHIC OMITTED]


             13,760,000 Shares of Common Stock - 5,760,000 warrants

     We are offering 13,760,000 shares of common stock and 5,760,000 warrants in this offering. Initially, 8,000,000 shares will be offered for sale with 6,400,000 of these shares being reserved for purchasers of our Internet advertising and promotion services. Purchasers of the 6,400,000 shares will also be issued series "A" and series "B" warrants. Holders of series "A" warrants will have the right to purchase an additional 3,200,000 shares of common stock and holders of series "B" warrants will have the right to purchase an additional 2,560,000 shares of common stock.

     We have not registered with The Nasdaq-Amex Market Group or any other stock exchange or market and do not intend to take any steps to establish a market until, in management's sole discretion, the business is sufficiently established to warrant the application for inclusion in a national market. (See "RISK FACTORS" at page 8)

This offering contains significant risks and the potential investor should pay particular attention to the risk factors set forth herein. (See "RISK FACTORS" beginning at page 8)

Neither The Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.



                                                     Number of
                                  Price              Shares to be            Total Maximum       Proceeds to
                                  Per Share          Offered                 Offering Amount     Vequity
                                  ---------          -------                 ---------------     -------

Initial Public Offering Price       $2.50            8,000,000               $20,000,000         $20,000,000 (1)
Series "A" Warrant Shares           $5.00            3,200,000               $16,000,000         $16,000,000
Series "B" Warrant Shares           $6.25            2,560,000               $16,000,000         $16,000,000


(1)  Before deducting expenses payable by the Company estimated at $806,728.

     There are no underwriters or broker/dealers for this offering. This offering will be sold directly by Vequity Corporation. This offering is being made on a best efforts basis without any minimum sale requirement. Funds raised will be immediately utilized by us to implement our business plan and there is no provision for escrow of funds.

     This offering will terminate on May 1, 2003 or upon completion of the sale of the shares offered hereby if prior to that time.


     Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold not may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.



May 3, 2001

                            [VEQUITY GRAPHIC OMITTED]

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----


    Prospectus Summary ..............................................      5
         Summary Information ........................................      5
         Offering Summary ...........................................      5
         Summary Of Financial Information ...........................      6
         Business Summary ...........................................      6
    Risk Factors ....................................................      8
    Special Notes Regarding Forward-Looking
      Statements and Industry Data ..................................     19
    Determination of Offering Price .................................     19
    Use of Proceeds .................................................     19
    Dilution ........................................................     21
    Capitalization ..................................................     22
    Selling Security Holders ........................................     22
    Plan Of Distribution ............................................     23
    Legal Proceedings ...............................................     23
    Directors, Executive Officers, Promoters and Control Persons ....     23
    Security Ownership of Certain Beneficial Owners and Management ..     28
    Description of Securities .......................................     30
    Interests of Named Experts and Counsel ..........................     36
    Disclosure of Commission Position of Indemnification
      for Securities Act Liabilities ................................     36
    Organization Within Last Five Years .............................     36
    Description of Business .........................................     37
         Industry Overview ..........................................     37
         The Investortiser(R)Concept: Capitalization and Loyalty ....     38
         Stabilization of Operations ................................     39
         Our Business Strategies ....................................     39
         InfoSpace.com and Our Co-Branding Alliance .................     42
         Markets & Competition ......................................     44
         Marketing and Sales Strategies .............................     44
         The "Work at Home" Designers of Websites ...................     45
         Employees ..................................................     45
         Facilities .................................................     46
    Management's Discussion and Analysis of Financial
      Condition and Results of Operations ...........................     46
    Description of Property .........................................     47
    Certain Relationships and Related Transactions ..................     48
    Market for Common Equity and Related Stockholder Matters ........     48
         Stock Legend-Restrictions On Trading And
           Transferring Shares Of Stock .............................     48
         Lock-Up Agreement of Certain Principal Shareholders ........     49
         Shareholders Subject to Lock-Up Agreement ..................     50
         Shares Eligible for Future Sale ............................     50
    Selected Financial Data .........................................     52
    Executive Compensation ..........................................     53
    Financial Statements and Additional Information .................     54
    Changes In and Disagreements With Accountants
       on Accounting and Financial Disclosure .......................     55
    Additional Information ..........................................     55
    Subscription Procedures .........................................     55

                               PROSPECTUS SUMMARY

Summary Information

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock.

     As used in this prospectus, the terms "Vequity", "we", "us" and "our" refer to Vequity Corporation.

Offering Summary

     This is the initial public offering of Vequity Corporation and we are offering to sell up to 13,760,000 shares of our common stock. Initially, 8,000,000 shares are being offered for $2.50 per share. Of these shares 6,400,000 are reserved for sale to persons or entities purchasing Vequity website advertising and promotion services and 1,600,000 shares will be available for purchase by non-advertisers. Our advertisers who purchase from the 6,400,000 shares available to them, will also receive series "A" and series "B" warrants in connection with their shares. Holders of series "A" warrants may exercise their warrants and collectively purchase up to an additional 3,200,000 shares of our common stock at an exercise price of $5.00 per share. Holders of series "B" warrants may exercise their warrants to collectively purchase up to an additional 2,560,000 shares of our common stock at an exercise price of $6.25 per share. These investor/advertisers are hereafter referred to as "Investortisers(R)" and they may choose to initially purchase shares in quantities of 400, 640 or 800 shares.

     The 1,600,000 shares in the initial offering that are not reserved for Investortisers(R) are available to anyone, including Investortisers(R), without a limit on the maximum number of shares that may be purchased. However, the minimum number of shares required of any purchaser of these non-Investortiser(R) shares is 400 shares. No warrants will be issued to purchasers of these 1,600,000 shares.

     An Investortiser(R) choosing to exercise series "A" or series "B" warrants, must purchase the additional warrant shares of our stock prior to the expiration of the exercise periods as specified in the warrants. (See page 32 of this prospectus for an explanation of the exercise periods.)

     The following summarizes the choices an Investortiser(R) has for initially purchasing stock and warrants:



                              INVESTORTISER(R) CHOICES FOR PURCHASING STOCK AND WARRANTS:

----------------------- ------------------------------ ------------------------------ ------------------------------
                                  CHOICE #1                      CHOICE #2                      CHOICE #3
----------------------- ------------------------------ ------------------------------ ------------------------------
       Initial                   400 shares                     640 shares                     800 shares
       Purchase               @ $2.50 = $1,000               @ $2.50 = $1,600               @ $2.50 = $2,000
----------------------- ------------------------------ ------------------------------ ------------------------------
       Series "A"                   200 shares                  320 shares                     400 shares
        Warrants              @ $5.00 = $1,000               @ $5.00 = $1,600               @ $5.00 = $2,000
----------------------- ------------------------------ ------------------------------ ------------------------------
       Series "B"                160 shares                     256 shares                     320 shares
        Warrants              @ $6.25 = $1,000               @ $6.25 = $1,600               @ $6.25 = $2,000
----------------------- ------------------------------ ------------------------------ ------------------------------

        Totals              760 shares for $3,000         1,216 shares for $4,800        1,520 shares for $6,000
----------------------- ------------------------------ ------------------------------ ------------------------------

Securities Offered:                common stock. (See "DESCRIPTION OF
                                   SECURITIES"- page 30)

Warrants Offered:                  series "A" warrants and series "B" warrants
                                   (See "DESCRIPTION OF SECURITIES"- page 30


Common Stock Outstanding:          41,055,000 shares of common stock as of
                                   May 31, 2001. (See "DESCRIPTION OF
                                   SECURITIES" - page 30)

Preferred Stock Outstanding:       1,001,469 shares of preferred stock are
                                   outstanding as of May 31, 2001. (See
                                   "DESCRIPTION OF SECURITIES"- page 30)


Risk Factors:                      The investment in the shares involves a high
                                   degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. (See "RISK FACTORS" beginning at page 8)

Use of Proceeds:                   The net proceeds from this offering, if all
                                   shares are sold and all warrants are
                                   exercised at the maximum value of
                                   $52,000,000, will be used to attract
                                   advertisers to use our services, publicize our website to draw customers, enhance our organization, redeem outstanding preferred shares, and pay for general corporate needs, including payment of current liabilities, working capital and capital expenditures. If no warrants are exercised, the net proceeds would be a maximum of $19,193,272. (See USE
                                   OF PROCEEDS - page 19.)

Summary Of Financial Information

     The following sets forth some summary financial data regarding Vequity's financial position and status. This information should be read in conjunction with the Financial Statements and Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this prospectus.


Balance Sheet                              March 31, 2001      December 31, 2000
-------------                              --------------      -----------------
Total assets                                $   426,399           $   370,105
Total current liabilities                   $ 1,211,214           $   980,790
Redeemable series A preferred shares        $   200,000           $   200,000
Redeemable series B preferred shares        $   516,363           $   438,196
Total shareholder's deficit                ($ 1,501,178)         ($ 1,248,881)

Statement of Operations                 Cumulative (Inception to March 31, 2001)
-----------------------                 ----------------------------------------
Net Loss                                                ($5,041,185)
Net Operating Loss Carryforward (Approximate)           ($1,300,000)

Business Summary

     We incorporated in November of 1995 under the name "YellowMart International, Inc," and subsequently changed our name after suggestions from our Public Relations firm. Our founder, Thomas H. Moore, began the company with two basic objectives: (1) to create ways for our business clients to utilize the Internet as a relevant marketing channel; and (2) to share the ownership and potential profits of Vequity with our clients.

     For many years, customers have used printed yellow page directories to find products and services. These directories have been effective for many businesses. However, the cost of printed yellow page advertising is high and prohibitive for many small businesses.

     Vequity's mission is to create efficient and cost effective Internet alternatives for businesses to advertise their products and services. For $1,995 a year, Vequity will provide website promotion and advertising services. If a business doesn't have a website, we will create, host and maintain a website for additional, but competitive fees. Unlike the printed yellow pages, a Vequity advertiser can frequently update its website to provide sales items, new products, or other new information.

     Business owners have discovered that getting a website is relatively simple, but getting found by customers is difficult because the main sources for finding websites are Internet search engines like Yahoo, Excite or Lycos - and all search engines serve up only a portion of available Internet websites. Additionally, when a search engine does deliver responses to a search request, the responses are often not relevant or not organized so that they are useful to a customer. (see: "DESCRIPTION OF BUSINESS", Page 37) Vequity's business model is designed to help business websites be more readily found by customers, and also to create loyalty by sharing the ownership of our Company with our advertising clients. Our business model includes the following strategies:

     (1) Distribution - For an annual fee of $1,995, we distribute a client's business listing, website address and email address to many of the most prominent online yellow page directories. The yellow page directories where the websites of our clients are distributed include: Yahoo, AOL, Excite, Lycos, Qwest, HotBot, NBCi, SuperPages, Digitalcity, Verizon AskJeeves, InfoSpace, Vequity, Angelfire, DirectHit, Smart Pages, Tripod, SmartPages, DirectHit, USA.com, 555-1212, WhoWhere, BellSouth, Ameritech, iwon, Earthlink, CompuServe, NetZero, Pacific Bell, and Southwestern Bell. Additionally, our distribution strategies include submitting information about the websites of our clients to major Internet search engines. Our distribution initiatives provide numerous alternatives for the websites of our clients to be found by customers.

     (2) Centralization - The reason the telephone company printed yellow pages are effective is that they are a centralized source of business information. A similar centralized resource is needed online because business information and websites are scattered over thousands of Internet hosting sites, poorly organized and not easily accessible. Vequity's mission is to finally bring order to online business information by centralizing business listings and websites into our Yellow Pages & Business Websites Directory. Our ultimate objective is to have a comprehensive, searchable and cost effective directory that is owned by Vequity's Investortisers(R). Vequity believes that when customers can easily find the products and services they seek online, the Internet will mature as a relevant marketing and sales channel for any business.

     (3) Branding - Branding is the process of creating public awareness of Vequity's services and also establishing strong market shares in the advertising and promotion industries. Our plans include branding Vequity as THE premier site of choice for customers looking to easily find products and services; and also as THE company that can bring customers to businesses. We believe branding Vequity will benefit our clients because customers will know they can find traditional business information and websites using the Vequity directory, or one of the directories of our many distribution affiliates. Our branding strategies include the use of advertising via radio, television, newspaper, direct mail, the Internet, envelope stuffers, etc. Additionally, our tactics will incorporate public relations, promotional and cross marketing initiatives.

     (4) Stock Ownership - We believe that by allowing our website advertisers to also be owners of our stock, we can create a loyal base of advertising revenue. We have coined the phrase "Investortiser(R)", to describe the investor/advertiser that purchases our advertising services and also owns our common stock. We are utilizing this concept as a "kick-off" strategy to obtain a strong customer base and we will discontinue selling shares of stock to our advertising clients as soon as management believes it has captured a reasonable market share. We believe that if Vequity is successful, our advertisers should enjoy the benefits of our success.

     We consider our distribution, centralization and branding strategies to be common sense approaches to getting customers to the websites of our clients. Additionally, we believe that providing ownership opportunities to Vequity clients gives a compelling reason for businesses to join forces and build an effective directory and advertising resource.

     Our home page can be located on the Web at http://www.vequity.com. Our principal office is located at 2305 East Arapahoe Road, Suite 220, Littleton, CO 80122 and our telephone number is (303) 798-4668.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in shares of our common stock. Shares purchased in this offering will bear a legend restricting trading and transfer until the legend is removed in the sole discretion of our management. There is no established trading market or price for our common stock. We do not currently intend to register with The Nasdaq-Amex Market Group or any other exchange or market until our management in its sole discretion determines to remove the legend and make application for inclusion in a national market. No one should purchase these shares who is not willing to abide by the decision of our management concerning the advisability and timing of such steps. We are attempting to build a successful business before creating a trading market for our shares. A trading market may not be established for our shares. If a trading market or price is established for our stock, such price could decline due to any number of factors including the risks described below. You could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including Vequity's financial statements and the related notes.

Company Related Risks

     Our Lack Of Capital And Established Revenues Makes Us Highly Dependent Upon The Proceeds Of This Offering And If The Offering Is Not Successful, We Might Not Be Able To Implement Our Business Plan Or Establish Operations.
     ---------------------------------------------------------------------------

     We have not established our business and we do not have any revenues from operations. We are in the development stage and are dependent upon the proceeds from the sale of shares in this offering, including the shares issuable upon exercise of the warrants, to fully proceed with our plan to sell Internet advertising and websites to clients. Without proceeds from the sale of the initial 8,000,000 shares offered in this offering, we will be unable to hire employees or implement our business plan as intended. If less than all the shares offered in this offering, including the shares issuable upon exercise of the warrants are sold, we will be constrained by the available capital as to the actions we will be able to take to fully implement our business plan. In addition, if the maximum exercise price upon the exercise of the warrants is less than that set forth in this offering our ability to fully implement our business plan would be similarly constrained. The smaller the amount of capital we are able to attract in this offering, the more difficult it will be for us to be successful in establishing our business and the greater the risk will be that the purchasers of shares in this offering could lose their investments.

     If Websites Are Not Renewed and Warrants Are Not Exercised Upon Specified Conditions, The Warrants Become Null And Void And The Capital Raised In This Offering And Available To Us To Establish Our Business Will Be Reduced.
     ---------------------------------------------------------------------------

     We are hopeful that all warrants issued to Investortisers(R) will be exercised by the holders. However, there are specific time periods, known as exercise periods, or notice periods where the holder of warrants has the opportunity to exercise the warrants and thereby purchase additional shares. If the warrants are not exercised during the exercise periods, they become null and void. In addition, Investortisers(R) must renew their website advertisements in order to be eligible to exercise their warrants. The decision to renew website advertisements and to exercise the warrants and purchase the additional shares is solely that of the holders of the warrants. If the holders of the warrants do not renew their website advertisements and do not exercise the warrants in the manner specified, the capital raised by us through this offering will be reduced and this will limit our ability to fully implement our business plan and will increase the risk that the business could fail and investors could lose their investments.

     We Are Dependent Upon The Potential Proceeds From The Exercise Of The Warrants To Fully Implement Our Business Plan And We Do Not Have Control Over The Exercise Of The Warrants By Investortisers(R)
     ---------------------------------------------------------------------------



     The full and complete implementation of our business plan assumes that the warrants issued in connection with the initial 8,000,000 shares offered in this offering will be exercised at the maximum exercise price. We cannot know if Investortisers(R) will exercise the warrants and we cannot control the timing of the exercise of the warrants, should the Investortisers(R) choose to exercise the warrants. Proceeds from the exercise of the warrants may not be realized and, if fully or partially realized, may not be realized in a timeframe when such funds are needed. In addition, if we should at any time subsequent to the issuance of the warrants and prior to their exercise, issue or sell any shares through a registered public offering for a consideration per share less than the exercise price set for the warrants, the exercise price for the warrants would be reduced to the lower price to match the price at which the subsequent shares might be sold. If this were to occur, the proceeds that could be realized by us from the exercise of the warrants would be reduced. If our assumption that all warrants will be exercised at the full exercise price is not realized, the proceeds to the company will be reduced and the implementation of our business plan would be slowed and hampered. This could cause delays and a lack of capital that would increase the risk that we may not be able to establish our business and the investors could lose their investments.



     Our Lack Of Operating History Or Results Makes An Evaluation Of Our Business Plan Extremely Difficult And Our Future Prospects Highly Speculative.
     ---------------------------------------------------------------------------

     We are a start-up company with no operating history. This makes it extremely difficult to evaluate our business. We do not have relevant financial operating data that will provide a basis for evaluating our proposed business or prospects. The lack of past results makes predicting our future prospects highly speculative. Our business plan is unproven, which creates a risk that our performance will not meet our expectations or the expectations of investors.

     We Have Experienced Losses And Negative Cash Flow From Our Inception And This May Continue In The Future.
     ---------------------------------------------------------------------------

     We have a history of losses and negative cash flow. We also have liabilities in excess of our current assets. As with many start-up companies, these problems may continue in the future. The Company's auditors have included a statement in their audit report indicating that these factors raise substantial doubt about our ability to continue. We have incurred losses since we were founded. As of March 31, 2001, we had a total shareholder's deficit of $1,501,178. We incurred a net loss of $1,834,995 for the year ended December 31, 2000 and as of the three months ended March 31, 2001, we had a cumulative net loss of $5,041,185.

     Many Obstacles Will Need To Be Overcome For Us To Become Profitable And We Can Provide No Assurance That These Obstacles Will Be Overcome.
     ---------------------------------------------------------------------------

     We cannot predict that we will operate profitably. Our ability to achieve profitability will depend on our ability to raise capital in this offering, implement our business plan, generate and sustain sales while maintaining reasonable expense levels, and establish our name in the public eye. Each of these elements is unproven and will require the successful combination of numerous factors before they can be achieved. It is not certain that if we were to achieve profitability, we would be able to sustain or increase profitability.

     Our Costs And Expenses Will Increase As We Begin To Implement Our Business Plan and This Could Add To Our Losses.
     ---------------------------------------------------------------------------

     In order to implement our business plan, we will, of necessity, incur additional costs and expenses. Without funds from this offering, capital may not be available for these anticipated expenditures. Our losses may also increase significantly from current levels as we incur these additional costs and expenses. Additional costs and expenses that we anticipate we will incur are related to:

     (1)  marketing and sales activities;
     (2)  employment of additional necessary personnel;
     (3) obtaining additional funds for the start-up and development of business operations;
     (4) developing directory links, directory content, web pages and other products necessary to provide exposure for customers; and
     (5)  establishing strategic relationships.

     We May Withdraw, Cancel Or Modify The Offering And If Such Action Were Taken, The Capital Available To Commence Operations Would Be Extremely Limited And We Might Be Unable To Establish Our Business.
     ---------------------------------------------------------------------------

     We reserve the right to withdraw, cancel or modify the offering hereby and to reject subscriptions, in whole or in part, for any reason. If this offering is withdrawn, canceled or modified, the amount of capital raised could be less than that which we are seeking. This could limit our ability to carry out our business plan, limit further our chance to ever become profitable and increase the risk to our investors that we might not be able to establish or continue the business. This could increase the risk that investors could lose their investment.

     Market Acceptance Of Our Internet Yellow Pages & Business Websites Directory Is Untested And We Can Provide No Assurance That Results Will Meet Our Expectations Or Those Of Our Investors.
     ---------------------------------------------------------------------------

     We are proposing an Internet product that has not been market tested. We cannot accurately predict the results of our plan or whether the market will receive our products and services in a manner that will allow us to achieve the staying power to aggregate a number of advertisers large enough to become a meaningful source for customers seeking information. The uncertain nature of contacting advertisers and closing sales, makes results unpredictable. Unsuccessful sales or marketing efforts, or a lengthening of the time taken to close sales, could materially reduce revenue and profits and increase the risk that investors could lose their investment.

     Business Expenses That We Are Likely To Incur Are Somewhat Unpredictable Due To Our Lack Of Operating Experience In Implementing A Plan Of The Type We Are Proposing.
     ---------------------------------------------------------------------------

     We have no meaningful historical financial data upon which to base planned operating expenses. A substantial portion of our operating expenses will be related to marketing programs, personnel and overhead, which cannot at this time be predicted with accuracy and may not be adjusted quickly. Anticipated operating expense levels reflect, in part, our expectations of future revenues. If actual revenues are not forthcoming, or are below management's expectations; or if expenses continue to exceed revenues, we could fail to become profitable and fail to establish the company as a viable ongoing business.

     Money Invested In This Offering Will Be Immediately Used To Advance Our Business Plan And Investors Will Not Have The Protection Of An Escrow Or Other Minimum Amounts Of Capital That Must Be Raised Before The Proceeds May Be Used
     ---------------------------------------------------------------------------

     The common stock will be offered by our officers and Directors on a "best efforts" basis until all shares are sold, until our management determines to close this offering or until May 1, 2003. If we are unable to sell all 8,000,000 shares of the common stock initially offered hereby and the additional 5,760,000 shares that could be issued if the warrants are exercised, we do not intend to cancel this offering. Any monies collected from subscribers will be immediately used to finance our ongoing development and operations, and will not be returned. There is no minimum number of shares to be sold by the Company and no funds received by us from the sale of these shares will be escrowed. The risk to investors that they could lose their investment will be increased if we do not raise the capital necessary to fully implement our business plan.

     Our Lack Of Experience And History In Implementing An Internet Directory Business Make Our Business Prospects Uncertain And Speculative.
     ---------------------------------------------------------------------------

     Because implementation of our business plan is dependent upon future developments, investment decisions must be made based on our business prospects. Our business prospects are subject to all the risks, expenses and uncertainties we are certain to encounter as a start-up business in a new and rapidly evolving market, including the uncertainty of our ability to:

     (1) obtain market acceptance of our Yellow Pages & Business Websites Directory and related services;
     (2) gain brand recognition and acceptance for our Yellow Pages & Business Websites Directory and related services;
     (3)  develop and expand our advertising Internet website;
     (4) continue to develop and expand our Yellow Pages & Business Websites Directory and related services base and functionality;
     (5)  respond to competitive and technological developments;
     (6)  appeal to and retain advertisers;
     (7) attract quality sales representatives, employees, website designers and other personnel;
     (8)  meet the demands of competition in the marketplace
     (9)  build advertiser loyalty;
     (10) implement our business plan in a timely and successful manner; and
     (11) properly operate and manage capital expenditures.

     We May Not Be Able To Generate Revenues Or Establish A Consistent Cash Flow To Provide Investors With A Return On Their Investment
     ---------------------------------------------------------------------------

     Our revenues and operating results may not be forthcoming or may vary significantly from quarter to quarter. Because of these uncertainties, our results in any quarter may not be indicative of future performance and it may be difficult for investors to properly evaluate our results. It is possible that we may not be able to generate revenues or that in some future periods, our revenues or earnings may fall below the expectations of investors. This could result in a failure to establish a market for our common stock. If a market is established, any market price could decline as a result of a failure to establish a revenue base or as a result of fluctuations in revenues or earnings.

     We Do Not Intend To Pay Dividends In The Foreseeable Future And This Policy Could Result In A Failure For Our Investors To Realize A Return On Their Investment And Would Result In A Delay In Any Realization Of A Return On Investments.
     ---------------------------------------------------------------------------

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, we do not expect to pay any dividends until, in the sole discretion of our management, it is possible and advisable to do so. There is no assurance that dividends will ever be paid. The failure to pay dividends could limit the return, if any, investors may ultimately receive on their investment in our company.

Risks Related To Our Proposed Business

     We Will Depend Upon Our Co-Branding Agreement With InfoSpace To Provide An Existing Yellow Page Data Base For Our Yellow Pages And Business Websites Directory. If Our Relationship With InfoSpace Should Terminate, We Might Not Be Able To Find An Acceptable Substitute.
     ---------------------------------------------------------------------------

     We are dependent on InfoSpace.com, Inc., to provide an already existing yellow page directory that we intend to make accessible at our Internet address and to provide access to a broad Internet search network. We have not entered into written agreements with other companies to provide alternatives for these services. As we continue our efforts to grow our business, we may seek other strategic relationships to facilitate our growth and market reach. However, at the present time, we could suffer a serious delay and setback, if our relationship with InfoSpace were injured or terminated. While we believe that our relationship with InfoSpace is good, we cannot assure you that it will continue, or that InfoSpace will perform as we expect. If InfoSpace were to cease doing business with us, or suffer setbacks of its own, we cannot assure you that we would be able to reach equally satisfactory arrangements with alternate business listing providers and/or directory service providers. Even if we were able to enter into arrangements with alternative business listing providers and/or directory providers, the business listings and/or directory services available from such other providers may be more expensive, and/or less extensive than the services provided by InfoSpace.

     We Will Be Dependent On Other Aggregators Of Yellow Page Listings and Related Information For Most Of Our Yellow Page Directory Content And For The Accessibility To Such Information By Internet Users. This Dependence On Others Will Make It Difficult For Us To Control Whether Our Customers Are Satisfied With Our Yellow Page Directory.
     ---------------------------------------------------------------------------

     Although we will provide our own format and the content for our advertisers, we will be dependent on others to provide the bulk of the yellow page directory information and the existing directories in which our advertisers will be listed. We have limited control over these aspects of the yellow page directories and cannot ensure that others will complete these aspects of the service to the satisfaction of our advertisers. If our advertisers become dissatisfied with the service provided, our reputation could be damaged and our business could fail to be successfully established.

     We May Fail To Achieve Or Maintain Wide Market Acceptance For Our Services And Such Lack Of Acceptance May Cause Us To Fail To Establish Sufficient Sales And Profitability.
     ---------------------------------------------------------------------------

     We expect to generate the majority of our sales from the sale of advertising to mid-size and small businesses through our public presentations, advertising, media promotions and the Internet. Our success will depend principally on achieving and maintaining wide market acceptance of our business concepts, related services, systems, and links to our advertiser's websites. If businesses and consumers do not sufficiently accept our concepts and services, our future sales growth and profitability would suffer.

     We May Fail To Attract Enough Advertisers Desiring Inclusion In Our Yellow Pages & Business Websites Directory To Establish Revenues Sufficient To Sustain Our Business Or To Make Our Directory Attractive To Advertisers Seeking Broad Exposure For Their Name, Products Or Services.
     ---------------------------------------------------------------------------

     An inability to attract enough customers willing to advertise in our Directory, or losing listings in our Directory, may leave us with insufficient depth of content to retain or attract additional advertisers or users. Advertisers seek broad exposure for their name, products and services and if our directory is unable to attract a broad base of advertisers it is unlikely that it can become a place where consumers and businesses seeking products and services will spend time seeking information. Consumers and businesses who consult our directory will be discouraged if they are unable to find the information they are seeking and are less likely to return to use the directory again if they have had an unsuccessful result. The lower the number of consumers and businesses who use our directory, the more difficult it will be to attract advertisers willing to pay for the advertising service we offer and the greater the chance that we may fail to establish our business.

     Our Management Team Has Limited Experience Working Together And If We Fail To Function Effectively, Our Operating Performance Would be Impaired.
     ---------------------------------------------------------------------------

     Our existing management team has had very little experience working together. In addition, it will be necessary to bring new members into the team for the business plan to be implemented. Therefore, there has been no opportunity to establish or evaluate the effectiveness of our management team and there may be limited opportunity to quickly evaluate the effect of new members as they may be hired. Any failure of the management team to function effectively would limit our ability to establish our business, maintain a cohesive culture and compete effectively.

     We Will Be Required To Rapidly Build An Organization, Hire New Employees And Assemble A Network Of "At-Home-Workers." A Failure To Effectively Initiate and Manage This Growth Could Cause Serious Setbacks To The Success Of Our Business.
     ---------------------------------------------------------------------------

     In order to carry out our business plan we will rapidly need to employ approximately 50 full-time employees in the next year and to also develop and train approximately 10 to 20 "work-at-home" contractors to produce websites and links for our advertisers. Our ability to attract qualified employees, manage their productivity and to develop and train the "work-at-home" contractors, will create the need to establish management and operating systems not currently in place. This will put strains on our resources, management and operating systems. If we are to manage the growth necessary for success, we must:

     (1) estimate with reasonable accuracy the number of experienced employees we will require and the areas in which they will be required;
     (2) strategically implement our expansion into many different geographic areas;
     (3) upgrade and expand our infrastructure for the levels of activity we need to generate; and
     (4)  create, refine and improve our operating and financial systems.

Failure to effectively manage these items and our growth would hinder our business operations and increase the risk that we could fail to achieve profitability.

     If We Fail To Attract And Retain Additional Professional Staff, Our Growth And Success Will Be Limited.
     ---------------------------------------------------------------------------

     Our ability to implement our business plan depends on our ability to hire, retain and manage highly skilled employees, including technical, sales, marketing and business development personnel. We will compete with other more established companies to hire and retain qualified personnel. We cannot assure you that we will succeed in attracting the employees we need, or that we will succeed in retaining the services of those we hire. A failure to attract and retain the employees we will need could cause us to fail in our business objectives and could increase the risk that investors could lose their investment.

     If The Advertising And Websites We Sell And Disseminate Are Unlawful Or Lead To Claims Of Injury, We May Have To Pay Fines Or Damages.
     ---------------------------------------------------------------------------

     Publication or dissemination of advertising we sell and provide access to, may inadvertently give rise to liability for defamation, negligence, breach of copyright, patent, trade secret or trademark infringement or other claims or charges based on the nature of the content. As we provide access to the public for this advertising and information, we may be directly or indirectly liable to claims or charges of this nature.

     Actions Of Third Parties Could Expose Us To Claims.
     ---------------------------------------------------

     We could be exposed to liability arising from the activities of our customers or their users with respect to the unauthorized duplication of, or insertion of inappropriate material into, the information they supply. We do not presently carry liability insurance for these types of claims. We could face claims that would place financial strains on our ability to operate.

     Our Business Model Uses Intellectual Property We Don't Own And We May Violate Patent Rights
     ---------------------------------------------------------------------------

     We have obtained a license from Vequity's founder, Chairman of the Board of Directors and President, Thomas H. Moore, to utilize his "Method and System for Capitalizing a Business and Maintaining a Customer Base and/or Revenue Base." Utilizing this method, we will primarily sell the shares of our Company to our advertising customers. This method for capitalizing a business and obtaining loyal customers was conceptualized by Mr. Moore and he has applied for a patent covering his system. The patent application is currently pending, but we have no assurance that someone else has not applied for a similar patent and we don't know whether we are, or will be found to be, in violation of a patent or another patent for which application may be pending. The license also includes the right to use the term Investortiser(R) which is a Service Mark owned by Mr. Moore.

     We Might Not Be Able To Obtain Licensing Rights For Third-Party Software Needed For Our Business And This Could Slow The Implementation Of Our Business Plan.
     ---------------------------------------------------------------------------

     It is anticipated that we will need to utilize third-party software in our business systems and in connection with our website. Third-party software to meet our needs may not be available on commercially reasonable terms. We believe that there are sources for the technology to meet our needs. However, if we are unable to obtain licenses to use the third-party software that we might need, the implementation of our business plan might be slowed or impaired until such time as reasonable alternatives are found.

     A Failure To Protect Intellectual Property Rights Or Licensed Information Could Result In Litigation And Cause Us To Incur Additional Costs And Delays.
     ---------------------------------------------------------------------------

     Some intellectual property or software licenses require certain safeguards to limit the disclosure of proprietary intellectual property. We will require employees and consultants with access to our proprietary information to execute confidentiality agreements with us. In addition, we will limit the personnel who have access to any proprietary information and technology. However, these legal protections and precautions afford only limited protection for us. Despite our efforts to protect any proprietary rights, unauthorized parties may attempt to copy aspects of proprietary information or to obtain and use information that we are under obligation to protect. Litigation may be necessary in the future to enforce intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. A failure to protect such rights could result in additional costs and delays in the implementation of our business.

     If We Fail To Establish Or Maintain Our Reputation And Expand Our Name Recognition, We May Have Difficulty Attracting Business And Retaining Customers And Employees, And Our Business May Suffer.
     ---------------------------------------------------------------------------

     Establishing and maintaining name recognition and a good reputation are critical for attracting and retaining advertisers, customers and employees - especially with the number of Internet companies that offer similar services. If potential customers are not familiar with our name and services, or if we fail to establish a positive reputation or damage our reputation, we may be unable to attract or retain advertisers, customers and employees.

Risks Related To Competition

     We Face Intense Competition That Could Impair Our Ability To Attract Customers, Grow, And Achieve Profitability.
     ---------------------------------------------------------------------------

     As a new entrant in the Internet directory services market, we face significant competition from more established companies. Although almost all businesses face competition, the Internet presents many uncertainties due to its relative newness and the effort many are making to develop new methods to utilize it to their advantage in commerce. Competition in the future may even become more intense as we address a wider range of market segments, additional entrants join the market and existing competitors offer new or upgraded access and exposure for Internet listings. Barriers to new entrants are relatively low so there are many uncertainties regarding future competitive developments that could render our service less desirable for our advertisers. If we fail to establish our directory successfully or to establish our identity in the market, we could fail to gain market share, lose market share or be forced to lower prices or spend more on marketing, which would reduce or eliminate anticipated profits and which would greatly increase the possibility that our business plan could fail.

     We Will Be Required To Compete With More Established Companies And Other Types Of Advertising Outlets For Our Customers.
     ---------------------------------------------------------------------------

     We compete with more established companies that are focused on attracting customers for online directory advertising and making it available to online customers. We also compete with traditional business directories that may have adapted their own content for use by websites. We also face competition from a wide range of providers of different types of advertising that can be used on websites. We do not believe any of these competitors is currently dominant. Some of our competitors offer products with different pricing models, delivery systems and types of content, and these differences could prove attractive to potential customers. In the future, these competitors or others might offer products with features similar or identical to those we offer.

     We Will Be Required To Compete With Companies With Greater Resources Than We Possess And This Competitive Disadvantage Could Result In A Failure To Successfully Market Our Services And Establish Revenues.
     ---------------------------------------------------------------------------

     Many of our potential competitors have established operating histories, larger customer or user bases, and significantly greater financial, marketing and other resources than we have. These competitors can devote substantially more resources than we can to business development and they may adopt aggressive pricing policies. In addition, larger, well-established and well-financed entities may acquire, invest in, or form joint ventures with competitors, as the use of the Internet and other online directory services increases. Increased competition from these or other competitors could hinder our ability to attract customers and our ability to implement our business plan.

Risks Of Doing Business Over The Internet

     If We Do Not Continue To Keep Pace With Technology, Our Services May Quickly Become Obsolete.
     ---------------------------------------------------------------------------

     The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards, customer demands and satisfaction, and frequent new product introductions and enhancements. To be successful, we will have to continually improve the accessibility, performance, features and reliability of our directory services. We cannot assure our shareholders that our performance and abilities will advance at the pace necessary to attain or sustain growth. For example, to compete effectively in the future, we may need to expand our concepts and capabilities. Additionally, new Internet or telecommunications technologies may require us to alter the technology we use, or the services and products we sell, in order to prevent obsolescence. Improving our current concepts and developing and introducing new service capabilities will require significant market expertise and development.

     If Internet Failures Interrupt The Usability Of Our Internet Address Or Yellow Page Directory By Customers, We Could Lose Customers And Our Reputation Could Be Damaged.
     ---------------------------------------------------------------------------

     Our services will only be attractive to current and prospective customers if we are able to process and distribute directory listings and website data quickly and reliably. Any failure of the computer equipment used, the Internet or the third-party telecommunications networks relied upon for distribution could interrupt or delay service. We will depend upon the Internet as the instrument to distribute our customer's advertising. The Internet, the third-party systems we rely upon, and our systems are vulnerable to damage or interruption from fire, flood, power loss, earthquake, malicious damage, including hacking, computer viruses, telecommunications failure and similar events. This could lead to customers canceling contracts and could damage our reputation, which could limit our ability to attract additional advertisers and lead to a failure to successfully implement our business plan.

     Our Business Could Encounter Difficulty In Establishing Revenues From The Sale Of Advertising On The Internet Because The Internet Is Not As Well Established As Other More Traditional Advertising Media.
     ---------------------------------------------------------------------------

     We will be dependent on revenues from Internet advertising for a significant amount of our revenues. The Internet advertising market is new and rapidly evolving. We cannot yet gauge its effectiveness in comparison to traditional advertising outlets. Advertisers that have traditionally relied on other advertising methods may be reluctant to advertise on the Internet if they believe that Internet advertising is less effective than traditional advertising media for promoting their products and services. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising. Our business could be materially harmed if Internet advertising does not continue to grow or if we are unsuccessful in obtaining and increasing advertising revenues.

     If The Internet Does Not Continue To Grow As A Medium For Commerce, We Will Not Succeed.
     ---------------------------------------------------------------------------

     Because most of our anticipated advertisers will be business owners seeking greater access to other businesses or customers and markets through the Internet, demand for our services will depend in large part on continued growth in use of the Internet. There are critical issues concerning the commercial use of the Internet that remain unresolved. If the Internet develops more slowly than we expect as a commercial or business medium, demand for our services will be lower than hoped for.

     Legal And Regulatory Developments Could Hinder Our Business Plan And Development.
     ---------------------------------------------------------------------------

     New regulations and legislation and other legal uncertainties inherent in a new medium could make the Internet less attractive to users, resulting in slower growth in its use and acceptance than we expect. Complying with new regulations and dealing with unresolved legal issues could result in additional costs to us, which could reduce our projected margins, or it could leave us at risk of potentially expensive legal action. We may be affected directly or indirectly by legislation that fundamentally alters the practicality or cost-effectiveness of utilizing the Internet. This includes the cost of transmitting over various forms of network architecture, such as telephone networks or cable systems, or the imposition of various forms of taxation on Internet-related activities. Regulators continue to evaluate telecommunications policies regarding the transmission of Internet traffic and no resolutions have been announced to date.

Risks Relating To This Offering

     The Investors In This Offering Will Suffer A Lack Of Liquidity In Their Investment As The Shares Offered In This Offering Will Carry A Legend Restricting Trading Or Transfer Until Such Time As, In Management's Sole Discretion, The Legend Is Removed.
     ---------------------------------------------------------------------------

     The shares purchased in this offering will be restricted from trading and will bear a legend limiting their transferability until such time as our management, in its sole discretion, believes it appropriate to remove the legend. The lack of transferability of your shares will create a lack of liquidity for your investment. You should not invest in our Company if you need liquidity in your investment, if you are investing for short term trading gains, or are unwilling to abide by the decisions of our management as to the future listing of our shares for trading with The Nasdaq-Amex Market Group or any other market or exchange. The shares purchased in this offering will bear the following legend until such time as it is removed in the sole discretion of our management:

     "The shares evidenced by this certificate are subject to transfer restrictions and may not be transferred without prior approval of Vequity Corporation's Management, after consulting with counsel to determine that the conditions set forth in the "Subscription Agreement," pursuant to which these shares were purchased, have been satisfied; or until this legend is removed by the Company's Management, in its sole discretion."

     There Is No Public Market For Our Common Stock And We Do Not Intend To Take Any Steps In The Near Future To Make Application To Include Our Stock In The Nasdaq-Amex Market Group Or On Any Other Market Or Exchange.
     ---------------------------------------------------------------------------

     There is no market for our Common stock. We have not taken any steps to make application to include our stock in The Nasdaq-Amex Market Group or any other market or exchange. Investors purchasing shares of our stock in this offering will not have a market for their shares until our management, in its sole discretion, determines that the business is sufficiently established to make public trading in our shares advisable. It is a part of our business strategy to sell the majority of the shares offered as a part of this offering to advertisers purchasing advertising and websites that are linked to our Yellow Pages & Business Website Directory. By establishing this connection between ownership of our stock and our advertising services, we intend to establish a loyal base of advertiser/owners for our yellow page directory and to establish ourselves as a profitable business before taking the steps necessary to bring our shares to a market, such as The Nasdaq-Amex Market Group, where the stock may be quoted and traded. There is no assurance that our strategy can be implemented successfully or that a market will be opened for the quotation and trading of our stock.

     You Will Experience Immediate And Significant Dilution In The Book Value Per Share.
     ---------------------------------------------------------------------------

     The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock and your share price will be immediately and substantially diluted after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $2.07 in the net tangible book value per share of common stock from the price you pay for our common stock in this offering, based on the initial public offering price of $2.50 per share.

     Volatility Of Our Stock Price Could Damage Our Stockholders.
     ------------------------------------------------------------

     If a trading market for our stock is developed, the trading price cannot be predicted and is likely to fluctuate considerably. The stock market in general, and in particular the market for Internet-related stocks, has experienced considerable price fluctuations since its inception. Estimates of the value of Internet-related companies have little historical basis and often vary widely. Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price also may fluctuate as a result of factors that are beyond our control or that are unrelated to any operating results. If our shares become listed on an exchange, we expect that our stock price will fluctuate as a result of factors such as:

     (1)  variations in our actual or anticipated quarterly operating results;
     (2)  operating results of our competitors;
     (3)  introduction of new products or services by us or our competitors;
     (4)  announcements by us or our competitors of innovations;
     (5)  changes in trends or conditions or in the Internet industry;
     (6)  market valuation changes of other Internet companies;
     (7) announcements by us or our competitors of significant mergers or acquisitions;
     (8) our entry, or our competitors' entry, into strategic alliances or joint ventures; and
     (9)  factors affecting the stock market.

     Net Proceeds From This Offering May Be Allocated In Ways Not Now Contemplated And This Adds To The Speculative Nature Of Investing In This Offering.
     ---------------------------------------------------------------------------

     Our business plan is subject to change based upon changing conditions and opportunities, and management has significant flexibility in applying the net proceeds we receive from this offering. Because the majority of the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds and you and other stockholders may not agree with management's decisions. (See "USE OF PROCEEDS" on page 19 for a more detailed description of how management intends to apply the proceeds of this offering.)

     Much Of Our Common Stock, Including The Shares Offered Herein And Additional Shares That May Be Issued After This Offering, May Become Eligible For Resale In The Public Market At Such Time As Management May Determine To Register Our Shares With A Stock Exchange. Many Factors Relating To The Immediate Availability Of A High Volume Of Shares To Be Sold May Cause The Company's Stock Price To Decline.
     ---------------------------------------------------------------------------

     Although there is no assurance that we will do so, at some time, in the sole discretion of our management, but after the completion or termination of this offering, we may take steps to make our outstanding common stock freely tradable in the public market. A high volume of orders to sell our shares, or the perception that a high volume of sales could occur, could decrease the market price of our common stock and materially impair our future ability to raise capital through offerings of common stock. An aggregate of 54,805,000 shares of common stock will be outstanding after this offering, if all the shares are sold and all the warrants are exercised. Also, more shares may be sold in additional offerings prior to a possible decision by management to register our shares with a stock exchange. (See "Offering Summary," Page 5).

     We Will Continue To Be Effectively Controlled By Our Directors, Executive Officers, And Related Parties After This Offering, And Their Interests Could Conflict With Your Interests.
     ---------------------------------------------------------------------------

     If all of the shares are sold and all warrants exercised, as contemplated in this offering, our Directors, executive officers and related parties, in the aggregate, will beneficially own approximately 64% of our outstanding common stock on a fully-diluted basis. As a result, these stockholders, if acting together, would be able to effectively control any matters requiring approval of stockholders, including the election of Directors, amendments to our Articles of Incorporation and Bylaws, and approval of mergers or other business combination transactions. These stockholders could delay, deter or prevent a change in control of Vequity and could reduce the price that investors might be willing to pay in the future for shares of our common stock.

     It May Be Difficult For A Third Party To Acquire Us, Which Could Depress Our Stock Price.
     ---------------------------------------------------------------------------

     Colorado corporate law and our Articles of Incorporation and Bylaws contain provisions that could have the effect of delaying, deferring, or preventing a change in control that you may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     (1) a staggered Board of Directors, so that it would take three successive annual meetings to replace all Directors;
     (2)  a prohibition of stockholder action by written consent; and
     (3) advance notice requirements for the submission by stockholders of nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

               SPECIAL NOTES REGARDING FORWARD-LOOKING STATEMENTS
                                AND INDUSTRY DATA

     We are a start-up company with no established operations. We make many statements in this prospectus under the captions "Prospectus Summary," (and related subheadings including "Business Summary"), "Risk Factors," "Description of Business" (and related subheadings including "The Investortiser(R) Concept:
Capitalization and Loyalty," and "Our Concept"), "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus which are forward-looking and are not based on historical facts. These statements relate to our future plans, objectives, expectations, and intentions. We may identify these statements by the use of words such as "believe," "expect," "hope," "anticipate," "intend," and "plan," and similar expressions. These forward-looking statements involve a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" (Page 8) and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus, and we caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

     This prospectus reflects our expectations with respect to the growth of the Internet and e-commerce. To some extent our expectations are based upon information that has been included in studies published by nationally known market research firms. However, we may base our own actions upon our own expectations that may vary from the industry evaluations and from actual industry performance. Most national research estimates assume that certain events, trends and activities will occur. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and we are not certain of fulfillment. There can be no assurance that, even if these assumptions are correct, we will experience similar growth or market acceptance.

                         DETERMINATION OF OFFERING PRICE

     There is no public market for our common stock. The offering price for the initial purchase of $2.50 per share, the exercise price of $5.00 per share for the shares offered in the series "A" warrants, and the exercise price of $6.25 per share for the shares offered in the series "B" warrants, have been arbitrarily determined by us. Although the warrant share prices could be reduced if we were to issue shares at a lesser price in a subsequent offering, no current or adjusted price per share may be indicative of what the market price for the common stock would be, if, after this offering, our management were to take the steps necessary to commence public trading of our shares. (See "DESCRIPTION OF SECURITIES" at Page 30)

                                 USE OF PROCEEDS

     Assuming approximately $806,728 for offering expenses, our net proceeds from the sale of the 8,000,000 shares of common stock we are offering, at an initial offering price of $2.50 per share, are estimated to be $19,193,272. This is based upon our plan that all of the shares will be sold directly by Vequity Corporation. The funds raised from the sale of the initial 8,000,000 shares will be used for the advertising and expenses associated with the public presentations in various cities where we intend to sell advertising and also to offer shares to our advertisers. Funding these presentations will be our first priority in the use of funds until sufficient funds have been raised through the sale of advertising to assure sufficient cash to fund additional presentations. We estimate these advertising expenses to be approximately $500,000. Thereafter, the funds from this offering are intended to provide the capital necessary to implement our business plan. We expect to use the net proceeds from this offering to attract advertisers to our website, publicize the site to consumers, create websites and links for our customers, create connecting links from our directory to the websites of our customers, redeem outstanding preferred shares, pay for general corporate needs (including payment of current liabilities, working capital and capital expenditures), hire employees, and build an organization to establish and carry on our business. If less than 8,000,000 shares are sold, the net proceeds will be primarily applied to public presentations to continue our sales efforts, operating capital, website creation, redemption of outstanding preferred shares and reduction of current liabilities.

     The following are estimates of the use of proceeds, if we were to sell only 25% of the initial 8,000,000 shares, or if we were to sell 100% of the 8,000,000 shares initially offered:

Percent of Offering Sold                                         25%                    100%
                                                            -----------              -----------
Number of Shares Sold                                         2,000,000                8,000,000
Gross Proceeds to Vequity                                   $ 5,000,000              $20,000,000

Use of Proceeds:
----------------
  Advertising for Public Presentations                      $   500,000              $   500,000
  Other Offering Costs                                      $   306,728              $   306,728
  General Advertising & Promotion                           $         0              $ 1,000,000
  Business Development                                      $ 1,000,000              $ 9,000,000
  General Operating Expenses                                $ 1,000,000              $ 3,000,000
  Liabilities                                               $   700,000              $   700,000
  Complete Redemption of Series "A" Preferred Stock         $   225,000              $   225,000
  Complete Redemption of Series "B" Preferred Stock         $   801,469              $   801,469
  Reserves                                                  $   466,803              $ 4,466,803
                                                            -----------              -----------
         TOTALS                                             $ 5,000,000              $20,000,000


     If the warrants issued to purchasers of the shares offered hereby are exercised and the shares issuable pursuant to the exercise of the warrants are sold, we would receive additional proceeds of $32,000,000. If received, these funds would be used to accelerate our business plan and to increase our promotion expenditures.

     If we sell all of the shares offered herein, we estimate that for a period of twelve months, beginning when we start to sell these shares to the public, that the total expenditures (including capital expenditures, advertising, promotion, and operating capital) will be approximately $11,000,000.

     Additionally, $1,026,469 may be utilized to complete the cash portion of our redemption of 1,001,469 shares of Vequity series "A" and series "B" preferred stock. Certain officers, directors and related persons will receive cash for redemption of their preferred shares. The $225,000 designated to be used to complete the redemption of the series "A" preferred shares would be paid to Marilyn Call, the wife of John R. Call, one of our directors, and to Joe L. Cook who serves on our Board of Advisors. A total of $100,000 would be paid to Marilyn Call and a total of $125,000 would be paid to Joe L. Cook. Richard W. James, our Treasurer, holds 30,000 shares of series "B" preferred stock and will receive $30,000 for the completion of the redemption of his series "B" preferred shares. Additionally, Todd A. Gibson, our Vice President, holds 25,000 shares of series "B" preferred stock and will receive $25,000 for the completion of the redemption of his series "B" preferred shares

     The amounts and timing of our actual expenditures will depend on numerous factors, including the degree of market acceptance of our Internet directory and advertising services, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, and competition. We may also use a portion of the net proceeds from this offering for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present intentions of entering into any acquisitions or investments.

                                    DILUTION

     Our net shareholders' deficit as of March 31, 2001, was ($1,501,178) or ($0.04) per share of common stock. Pro forma shareholders' deficit per share represents the amount of our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2001. After giving effect to the receipt of the net proceeds from the sale of 8,000,000 shares of our common stock offered in this offering at an initial public offering price of $2.50 per share, and after deducting the estimated offering expenses of $806,728, our pro forma as adjusted net tangible book value as of March 31, 2001, would have been $17,692,094, or $0.43 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.47 per share to our existing stockholders and an immediate dilution of $2.07 per share to new investors at the initial public offering price. The following table illustrates the per share dilution:


Without Warrants:
----------------

       Initial public offering price per share (not including warrants)                          $2.50
         Shareholders' deficit per share as of March 31, 2001                     ($0.04)
         Increase per share attributable to new investors.                         $0.47
       Net tangible book value per share after the offering if all shares
       are sold (not including warrants)                                                         $0.43
                                                                                                 -----
       Dilution per share to new investors (not including warrants)                              $2.07
                                                                                                 =====

With "A" Warrants:

     Effective public offering price per share with "A" warrants $3.21 Pro forma net tangible book value per share after the offering if all
       "A" warrants are exercised                                                                $0.72
                                                                                                 -----
     Dilution per share to shareholders after all series "A" warrants are exercised              $2.50
                                                                                                 =====

With "B" Warrants:

     Effective public offering price per share with "A" & "B" warrants $3.78 Pro forma net tangible book value per share after the offering if all
       "A" & "B" warrants are exercised                                                          $0.98
                                                                                                 -----
     Dilution per share to shareholders after all "A" & "B" warrants are exercised               $2.80


The following table summarizes, as of May 31, 2001, on the pro forma basis described above, the number of shares of common stock purchased from us, the estimated total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering, before deducting commissions and the estimated offering expenses:



                              Shares Purchased                   Total Consideration
                              ----------------                   -------------------         Average Price
                            Number         Percent               Amount           Percent      Per Share
                            ------         -------               ------           -------      ---------


Existing shareholders     41,055,000         83.7%           $  4,129,045 (1)      17.1%         $0.11
New public investors       8,000,000         16.3%           $ 20,000,000          82.9%         $2.50
                           ---------        ------           ------------         ------
         Total            49,055,000        100.0%           $ 24,129,045         100.00%


     Note (1) - Of the $4,129,045 total consideration paid by existing shareholders, $3,314,416 was consideration for services provided by certain shareholders and interest on loans from certain shareholders. The balance was cash consideration, including $289,020 that was received for the purchase of common shares and $525,609 that was allocated to common shares reserved in conjunction with our series B preferred stock offering.

                                 CAPITALIZATION


     The following table sets forth (i) the capitalization of our Company as of March 31, 2001, (ii) the pro forma capitalization of the Company as of March 31, 2001 as adjusted to reflect the sale of 8,000,000 shares of common stock offered by the Company herein (after deduction of the estimated expenses of the offering) and (iii) the pro forma capitalization of the Company as of March 31, 2001 as adjusted to reflect the sale of all shares offered herein and the exercise of all warrants requiring the issuance of an additional 5,760,000 shares of common stock.

                                                                                         March 31, 2001
                                                                    ------------------------------------------------------
                                                                          Pro-Forma                       Pro-Forma
                                                                         As Adjusted                     As Adjusted
                                                                     Assuming All Shares              Assuming All Shares
                                                                       Are Sold And No                 Are Sold And All
                                                Actual              Warrants Are Exercised          Warrants Are Exercised
                                                ------              ----------------------          ----------------------
Preferred Shares $0.001 par value;
  5,000,000 shares authorized,
  994,469 redeemable shares
  issued and outstanding  (2)                 $   716,363                 $   716,363                   $   716,363
Shareholders' Deficit:
     common stock $.001 par value;
       100,000,000shares authorized,
       41,031,000 shares issued
       and outstanding  (3)                   $    41,031                 $    49,031                  $     54,791
     Subscriptions receivable                ($    64,800)               ($    64,800)                ($     64,800)
     Additional paid-in capital               $ 5,402,814                 $25,394,814                  $ 57,389,054
     Deficit accumulated during
         development stage                   ($ 6,880,223)               ($ 6,880,223)                ($  6,880,223)
                                             ------------                ------------                  ------------
        Total shareholders' equity (deficit) ($ 1,501,178)                $18,498,822                  $ 50,498,822
                                             ------------                 -----------                  ------------
         Total capitalization                ($   784,815)                $19,215,185                  $ 51,215,185
                                              ===========                ============                  ============


(1)  See Note 4 of Notes to Financial Statements, Beginning at Page 64.
(2) For a description of our preferred stock, see "DESCRIPTION OF SECURITIES" at Page 30.
(3) For a description of our common stock, see "DESCRIPTION OF SECURITIES" at Page 30.



     Since March 31, 2001, the date of the financial statements, the company has recorded issues of 7,000 shares of Series "B" preferred stock. The financial statements as of March 31, 2001 reflect 794,469 shares of Series "B" preferred stock outstanding as of March 31, 2001. When the additional 7,000 shares of Series "B" preferred shares issued subsequent to March 31, 2001 are added, the total issued and outstanding shares of Series "B" preferred stock as of May 31, 2001 is 801,469. In addition, 14,000 shares of common stock were issued in connection with conversion rights of the Series "B" shares of preferred stock and an additional 10,000 shares of common stock were issued to an existing shareholder in lieu of interest owing to the shareholder. The financial statements as of March 31, 2001 reflect 41,031,000 shares of common stock outstanding as of March 31, 2001. When the additional 24,000 shares of common stock issued since March 31, 2001 are added, the total issued and outstanding shares of common stock as of May 31, 2001 is 41,055,000.



                            SELLING SECURITY HOLDERS

     None of our existing shareholders are selling shares in this offering.

                              PLAN OF DISTRIBUTION

     The common stock will be offered directly by Vequity Corporation on a "best efforts" basis until all shares are sold, or until our management determines to close this offering. The public presentations in which the shares will be offered will be conducted by our President, Thomas H. Moore, our Executive Vice President, Ronald E. Moitzfield or other officers of the company that will be hired to assist in our marketing and sales efforts. The shares will be offered by Mr. Moore, Mr. Moitzfield, or other officers on behalf of Vequity. If we are unable to sell all 8,000,000 shares of the common stock offered hereby, we will not cancel this offering. Any monies collected from subscribers will be immediately used to finance our ongoing development and operations, and will not be returned. There is no minimum number of shares to be sold by the Company and no funds received by us from the sale of these shares will be escrowed.

     It is our plan to sell Internet advertising websites and shares of our stock through public presentations in major U.S. cities. Prospective Investortisers(R) will be invited to presentations via direct mail, radio and print advertising. The cities selected for these presentations will be chosen because of their size, income levels, Internet usage, radio and print advertising rates and public relations potential. We have sufficient funds on hand for the first public presentations planned for Denver, Colorado. Thereafter we will be dependent upon funds raised from the presentations to allow us to continue our marketing efforts. We believe that publicity for the public presentations will also help build name recognition and interest in our concepts.

     Our officers and directors will not be allowed to purchase shares that are reserved for Investortisers(R). The 8,000,000 shares being offered that are not reserved for Investortisers(R) may be purchased by anyone, including our officers and directors, subject to the minimum purchase requirement of 400 shares and the maximum possible purchase of 8,000,000 shares.

     We reserve the right to withdraw, cancel or modify the offering hereby and to reject subscriptions, in whole or in part, for any reason.

     We do not intend to use placement agents and/or broker/dealers in the placement of the shares, warrants or shares underlying the warrants in this offering nor do we currently foresee a circumstance in which we would use such agents and/or broker/dealers.

                                LEGAL PROCEEDINGS

     The Company is not engaged in any legal proceedings, has no plans for legal proceedings against any other parties and we have no knowledge of any potential legal proceedings that may be brought against the Company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Our Directors, executive officers and other management and their respective ages and positions as of March 31, 2001, are as follows.

Executive Officers And Directors:



         NAME                                 AGE             POSITION
         ----                                 ---             --------
         Thomas H. Moore                       51             Chairman of the Board, CEO & President
         Ronald E. Moitzfield                  56             Director, Executive Vice President
         Todd A. Gibson                        34             Vice President of Technology
         Dirk L. Cline                         44             Vice President
         Jacqueline K. Reeves                  52             Vice President - Data Management
         John R. Call, JD                      55             Director
         J. Brent Garfield, JD                 55             Secretary
         Richard W. James                      54             Treasurer

Board Of Advisors:

         NAME                                  AGE            POSITION
         ----                                  ---            --------
         V. Stanley Benfell                    66             Board of Advisors
         Joe L. Cook                           47             Board of Advisors
         Alfred E. Hockwalt                    58             Board of Advisors
         Oliver Mc Bryan, Ph.D.                56             Board of Advisors
         Gwinavere Johnston                    54             Board of Advisors
         Michael H. Schrank                    54             Board of Advisors
         Colin R. Stoner, CPA                  54             Board of Advisors


Biographies Of Executive Officers And Directors:

     Thomas H. Moore, Chairman, President, CEO and Founder, has 25 years of business experience as a senior executive and entrepreneur. His debut into a leadership role occurred at the age of 28, when a regional financial planning and investment firm named him president of the company. At that time, the company had $5 million in annual revenue and a staff of 35 workers. While he was President, and later Vice-Chairman, the firm and its subsidiaries grew to more than 500 employees with annual revenues exceeding $110 million.

     At the age of 32, Moore started his own financial planning and investment company. In addition to his involvement in packaging over one hundred different investment projects, he was actively involved as a personal investor in numerous ventures - including a minority interest in the Utah Jazz of the National Basketball Association, several high-tech companies, oil and gas ventures and large commercial real estate complexes.

     In 1987, he was hired by Crownx of Toronto, Canada, to initiate a major turnaround for Crown America Life Insurance Company, a variable life and annuity company with headquarters in the Washington D.C. area. He assembled a new management team, held together sales relationships with national and regional NYSE and NASD Broker Dealers, developed new products, and negotiated new strategic relationships.

     In 1989, Moore returned to the entrepreneurial arena in Denver, Colorado where he founded and served as Chairman and C.E.O. of the Walden Institute, a consulting, coaching and training firm that developed and trained professionals to use a proprietary system of personalized consulting and training for executives and entrepreneurs.

     Since 1996, Mr. Moore's professional time has been solely dedicated to the development and success of Vequity Corporation.

     Mr. Moore is actively involved in youth programs and church and community activities. He has participated in leadership roles with the Boy Scouts of America for the past 27 years. He is also dedicated to causes related to women and children such as abuse, attention deficit disorder, learning style development, and other educational and social causes such as homelessness and overcoming worldwide hunger.

     Ronald E. Moitzfield, Executive Vice President and member of Vequity's Board of Directors. He has obtained MBA and CPA designations and his career includes more than 25 years of executive, entrepreneurial and management consulting experience with hands-on involvement in numerous disciplines and industries, both domestic and international. His experiences include formation of many companies; supervision and training of senior executives; market and financial analyses; investment evaluations; major ownership negotiations; complex, multi-million dollar debt and equity financings; marketing and operational systems; professional and personal development workshops; asset valuations and dispositions; and extensive involvement with legal matters.

     From 1991 to the present and, since January of 1997 as President of Practical Business Solutions, Mr. Moitzfield has consulted with various companies and organizations regarding issues such as business formation; strategic planning; marketing; capital acquisition; property disposition; debt and equity reorganization; and investment evaluations and negotiations. He also has identified and negotiated joint venture opportunities and business alliances, as well as the organizational framework for their administration and operation. Further, he has designed and facilitated workshops intended for participants to achieve improved professional and personal performance. In December of 2000, Mr. Moitzfield became a full-time officer and Director of Vequity.

     Todd A. Gibson is Vice President of Technology. For the past five years, he has been engaged as a consultant, utilizing his extensive experience in software development, management, and deployment. Considered an expert in software project management and systems development, Mr. Gibson has managed a variety of systems development projects for Fortune 500 companies and the U.S. government. Highlights include: management of the design, development, and deployment of an inventory system for U.S. Military installations; management of the development and deployment of an operational data store and data warehouse; and mentoring of a large team in object-oriented development of a resource/task scheduling system.

     Mr. Gibson is fluent in a variety of technologies including UNIX, OOA&D, C++, Java, SQL, Perl, and Internet & Web architectures. Mr. Gibson is also an Honorarium Faculty member at the College of Engineering and Applied Science, University of Colorado at Denver where he develops and delivers computer-programming courses in the areas of C, C++ and UNIX.

     Dirk L. Cline, Vice President, has over 18 years of experience developing and leading entrepreneurial enterprises. He also has broad experience in the creation and marketing of technology-based products and concepts. He was a member of senior management at several companies including: SyberVision Systems, Inc., where he pioneered the direct marketing of video cassette programming; Breakthrough Publishing, Inc., a software company that produced marketing and investment products; The EZSearch Corporation, a hardware technology company that developed a PC-based kiosk system to display real-time real estate listings; and Document Management Service, Inc., a software development company that created a DOS-based CAD utility package.

     Cline also founded CellTech, Inc., a research and development firm that developed an analog to digital interface for cellular phones in rental cars. For the past five years, he has been engaged as a marketing and technology consultant for numerous companies in the Internet and information industries.

     Jacquelin K. Reeves, Vice President of Data Management was formerly a Director of U S WEST Communications and for the last 6 years has been consulting in the field of data management. She has extensive experience in the strategy, development, implementation, management, marketing and selling of information management solutions for both Fortune 500 companies as well as Internet Start-ups. She is an expert in data and process management and has been published both nationally and internationally on the subjects of corporate information management and managing data as a strategic asset. She has also consulted extensively in data and process management in the communications, finance, and manufacturing industries and has led multiple data and processing enterprise re-engineering efforts. For the past 5 years she has worked with emerging companies in the data management solutions area, specifically with Contact Centers, eCRM, Customer Identification and Targeting, Process Design for companies re-engineering for the Internet market, Internet Data Warehouses, Portals, and Enterprise Infrastructures. She has created and managed strategic partnerships with leading companies in these fields, worked in business development bringing in new customers, managed both technical and business teams, and worked as a consultant to multiple companies in this area. She holds a master's degree in technology management and is a doctoral candidate in organizational development.

     John R. Call, JD, Director, attended both Brigham Young University and Arizona State University, and received degrees in business administration (B.S.
1969) and law (J.D. cum laude, 1972) from Arizona State University. After serving a one-year appointment as law clerk to the Chief Justice of the Nevada Supreme Court, he practiced law for seven years with the Phoenix, Arizona law firm of O'Connor Cavanagh Anderson Westover Killingsworth and Beshears, before moving to Colorado where he became a shareholder and director of the Denver Law firm of Brownstein Hyatt & Farber, P.C., and practiced law there until November, 1999. During his extensive legal career, he has represented corporate and commercial clients, in a wide variety of business matters. He has served as a National Trustee of the National Conference of Christians and Jews, and as president and member of the Board of Directors of the National Conference of Christians and Jews, Rocky Mountain Region. He has also served as a member of the Executive Board of Directors of the BYU Management Society and as a member of the Economic Development Council of the Denver Metro North Chamber of Commerce. Mr. Call retired from the practice of law in 1999 and now devotes his talents to several business, civic and charitable interests.

     J. Brent Garfield, JD, Secretary of the Corporation, is an attorney engaged in solo practice. Mr. Garfield graduated with his JD Degree from the University of Utah in 1975. He was engaged in private law practice in Salt Lake City through 1980 when he was a partner in Fabian & Clendenin a Salt Lake law firm. In 1981 he joined the corporate law department of Forest Oil Corporation in Denver, Colorado. In 1982 he became Manager of Forest's legal department and served on the Management Council for the company until 1987. From 1987 to 1995, Mr. Garfield was Vice President and General Counsel for Nicor Oil and Gas Company in Denver, Colorado. In 1995 Nicor was sold and Mr. Garfield has been engaged in the private practice of law since that time.

     Richard W. James, Treasurer of the Corporation, began his career as a CPA with the International accounting firm of Peat, Marwick and Mitchell and has expertise in finance, administration, business development, and systems. He has served as C.F.O., C.O.O., C.E.O., President, Owner, and Board member of corporations in various industries. From 1994 to March of 2000, he served as President of Enlightened Leadership International, a management consulting and training firm that worked extensively with Fortune 500 companies and government agencies. Currently, Mr. James is applying his experience by assisting individuals and organizations in realizing their full potential. He is developing worldwide "Leadership Ranches" where deeper, quicker learning; and implementation of principles, attitudes and practices is achieved for individual and organizational freedom.

Duties Of Our Board Of Advisors:

     Our Board of Advisors is a group of experienced people who are shareholders of Vequity and who have agreed to be available to our Board of Directors and Management to consult and advise with respect to particular matters on an "as needed" basis. These individuals provide our Management with a resource of expertise and experience and should prove to be valuable as we start-up operations and begin to implement our business plan. The members of the Board of Advisors are appointed and not elected. They will be involved on a consultation basis only and do not have direct management responsibilities or voting power on the Board of Directors, although some members of the Board of Advisors could be employed in the future.

Biographies Of The Members Of Our Board Of Advisors

     V. Stanley Benfell is an experienced senior executive who has held the following positions: President and C.E.O. of Security Life of Denver, an ING Group company; C.E.O. of Metropolitan Life Insurance Company's Western Operations; Chief Corporate Marketing Officer of Metropolitan Life; Vice President of Operations for Crown Life Insurance Company. He is now the Chief Marketing Officer of Beneficial Life Insurance Company.

     Joe L. Cook is a principal in Focus Real Estate Group, a small conglomerate of real estate related companies, including a mortgage bank, a real estate brokerage, a development company, a foreclosure & redevelopment company, and a business consulting/financing firm. He owns 50 -100% of all of the businesses, serves as President/CEO, and manages the day-to-day activities from a single location in Tempe, Arizona. He & his partners invest their own & others' capital to seek significant cash flow and capital appreciation. His consulting business represents clients in the financing and organization of their investments and businesses. He was formerly with Piper Jaffray & Hopwood where he was President of Asset Management Group and served on the company's Executive Council. He was also formerly Vice President, Investments, for Wedbush Securities where he was the top producer in direct investments. Over the last 12 years, he has participated as a principal, both advisor and investor, in over 20 start-up or reorganizations of operating entities and real estate projects.

     Alfred E. Hockwalt is the Director of Career Development for the Financial Planning Association. He joined the association in April 2000, after almost 15 years as the Director of Marketing for the College for Financial Planning. He is very familiar with current trends in financial planning, important individuals and companies in the industry. Prior positions include Senior Editor for C.V. Mosby Company (a Division of Times Mirror) where he developed new education product lines in Economics, Finance and Marketing. He also spent seven years with the Boston publisher, Little, Brown & Co. is sales and product development.

     Oliver McBryan, Ph.D. was educated in Dublin, Ireland where he took his B.Sc. and M.Sc. degrees from the National University of Ireland, majoring in Mathematics and Theoretical Physics. Following this, he studied Theoretical Physics at Harvard University, where he received a Ph.D. in 1973. After post-doctoral appointments at the University of Toronto, and The Rockefeller University, New York, he joined the Mathematics Department faculty at Cornell University in 1976 as Assistant Professor. Dr. McBryan is currently Professor of Computer Science and Director of the Center for Applied Parallel Processing
(CAPP) at the University of Colorado. He created the World Wide Web Worm and also developed multimedia information servers, including a high-speed ATM network.

     Gwinavere Johnston, APR is Chairman and CEO of JohnstonWells Public Relations, the largest public relations firm in the Rocky Mountain Region. Recognized nationally as a leader in public relations counseling, she is a Fellow of the Public Relations Society of America, and Chairperson of the PRSA Counselor's Academy. She has served on the boards of the Colorado Judicial Institute and Mile High United Way, and holds the Colorado PRSA Lifetime Achievement Award.

     Colin R. Stoner is the former Senior Vice President of Taxation for Telecommunications, Inc. (TCI) which was acquired by AT&T. Mr. Stoner is a CPA who has been on the Board of Directors of the Cable Television Tax Professionals Institute since its inception and received its President's Award in 1994. He is a member of the NCTA Tax Task Force, the American Institute of Certified Public Accountants and the Colorado Society of CPAs.

     Michael H. Schrank is VP and Marketing Communications Director of ProLogis Trust, the largest global provider of industrial distribution facilities and services, operating in 94 markets. He has overall responsibility for brand development and corporate communications. He was responsible for the company's name change to ProLogis and subsequent branding efforts that have created the highest brand awareness in the industry. Mr. Schrank was also Vice President and Marketing Director (US Region) for VISA's Plus System, Inc. From July of 1985, until November of 1996, he was a member of the senior management team that developed and strategically directed the PLUS ATM business from its inception to global status. Prior to joining Plus System, Inc., he held management, marketing and sales positions with The Arizona Bank, Marine Bankcard Corporation and Texaco.

Board Of Directors

     Our Board of Directors consists of three Directors, and will be divided into three classes that are to remain as nearly equal in number as possible. Mr. John R. Call is our Class I Director and his term will expire at the first annual meeting of shareholders in 2001. Our Class II Director is Mr. Ronald E. Moitzfield and his term will expire at the annual meeting of shareholders in 2002. Mr. Thomas H. Moore is our Class III Director and his term will expire at the annual meeting of shareholders in 2003. Mr. Moore and Mr. Call are brothers-in-law.

     At each annual meeting of shareholders after the initial classification, the successors to Directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional Directorships resulting from an increase in the number of Directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of Directors. This classification of the Board of Directors may have the effect of delaying or preventing a change of control or management of Vequity Our Articles of Incorporation, Bylaws and Colorado law contain provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders. (See "RISK FACTORS" beginning at page 8)

     None of our Directors holds a directorship in any reporting company.

Board Committees

     The Audit Committee of the Board of Directors makes recommendations concerning the engagement of independent public accountants. In addition the committee reviews the plans, results and fees of the audit engagement with our independent public accountants, and any independence issues with our independent public accountants. The audit committee also reviews the adequacy of our internal accounting controls. Current members of the audit committee are Thomas
H. Moore and Ronald E. Moitzfield.

     The Compensation Committee of the Board of Directors makes recommendations concerning compensation for our executive officers. The compensation committee currently consists of Thomas H. Moore, Ronald E. Moitzfield and John R. Call.

Compensation Committee Interlocks And Insider Participation

     No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

Owners of more than 5% of our shares:

                                                      Number             % Ownership           % Ownership
Class           Name & Address                        of Shares         Before Offering        After Offering
-----           --------------                        ---------         ---------------        --------------

Common      Thomas & Kathleen Moore (1)               21,413,750             52.17%               43.66%
Common      Thomas & Kathleen Moore Children             900,000              2.19%                1.84%
                                                      ----------            -------               ------
Common                Total Moore Family              22,313,750             54.36%               45.50%
Common       Joe L. Cook, et al (2)                    2,475,000              6.03%                5.05%


(1) Mr. and Mrs. Moore intend to gift a majority of their shares to their non-profit foundation that supports causes related to families, women, children, education, and learning style development. Before and after such gifting, Mr. And Mrs. Moore, and their foundation will have substantial ownership of the Company. At the time of this offering the Moore family has the power to vote 54.36% of the outstanding common stock of the Company and following the completion of this offering, the power to vote 45.05% of the outstanding common stock.

(2) The shares shown for Mr. Cook are collectively held by him, his wife and his pension plan.

Preferred Stock Ownership of Management

     The following is a list of the Directors, Executive Officers, Advisors and Affiliates who own preferred shares of the Company:

                                                              Number               % Ownership of
Class             Name & Address                             of shares          Total Preferred Shares
-----             --------------                              -------           ----------------------

Preferred       Joe L. Cook, et al (1)                        125,000                    12.48%
                  741 W. San Marcos Dr.
                  Chandler, AZ  85225
Preferred       Marilyn M. Call (Wife of John R. Call)         75,000                     7.49%
                  7223 Routte Dr.
                  Arvada, Colorado 80005
Preferred       Richard W. James                               30,000                     3.00%
                  7768 E. Forest Court South
                  Littleton, CO  80122
Preferred      Todd A. Gibson                                  25,000                     2.50%
                  2305 E. Arapahoe Road #220
                  Littleton, CO  80122


                                       28



Securities Ownership of Management

     The following is a list of the Directors, Executive Officers, Advisors and Affiliates who own significant shares of the Company. The list also reflects their percentage ownership of the common stock before and after the offering of shares contemplated herein.

                                                              Number                 % Ownership          % Ownership
Class           Name & Address                                of Shares             Before Offering       After Offering
-----           --------------                                ---------             ---------------       ---------------

Common       Thomas & Kathleen Moore & Children              22,313,750                  54.36%               45.50%
                     1790 East Otero Ave.
                     Littleton, CO 80122
Common        Joe L. Cook, et al  (1)                         2,475,000                   6.03%                5.05%
                     741 W. San Marcos Dr.
                      Chandler, AZ  85225
Common        John R. Call (1)  (2)                           1,762,500                   4.29%                3.59%
                     7223 Routte Dr.
                     Arvada, Colorado 80005
Common        Dirk L. Cline                                   1,230,000                   3.00%                2.51%
                      7900 S. Harrison Circle
                      Littleton, CO   80122
Common        Richard W. James  (1)                           1,200,000                   2.92%                2.45%
                      7768 E. Forest Court South
                      Littleton, CO   80122
Common        Ronald E. Moitzfield (3)                        1,000,000                   2.44%                2.04%
                      2305 East Arapahoe Road # 220
                      Littleton, CO   80122
Common        Jacquelin K. Reeves                               717,800                   1.75%                1.46%
                      1331 Castle Point Circle
                      Castle Rock, CO   80104
Common        Todd A. Gibson (4)                                600,000                   1.46%                1.22%
                      7392 S. Monroe Court
                      Littleton, CO   80122
Common        J. Brent Garfield                                 150,000                    .37%                 .31%
                      9901 W. 50th Ave.                      ----------                 ------                ------
                      Wheat Ridge, Colorado 80033
Common        Directors, Executive Officers,
                      Advisors and Affiliates
                      as a Group (5)                         31,449,050                  76.62%               64.13%
                                                             ==========                 ======                ======

Notes:

(1)  These shares reflect conversion of preferred shares by these shareholders
(2) These shares are owned by Marilyn M. Call the wife of John R. Call. Mr. Call does not own any shares of our stock, but is the beneficial owner of his wife's shares.
(3) Mr. Moore has the right to purchase back from Mr. Moitzfield up to 947,000 of his shares for $.05 per share if Mr. Moitzfield does not meet the terms of his contract with the Company.
(4) Mr. Moore has the right to purchase back from Mr. Gibson up to 240,000 of his shares for $.05 per share if Mr. Gibson does not meet the terms of his contract with the Company.
(5) None of the above listed beneficial owners has any right to acquire additional shares of our common stock pursuant to any option, warrant, rights, conversion privilege or similar obligation.

                            DESCRIPTION OF SECURITIES

     Under Vequity's Articles of Incorporation and Amendments thereto, the Company is authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Shares of each class have a par value of $0.001 per share. The following description summarizes the material provisions of our capital stock.

Common Stock


     As of May 31, 2001 there were 41,055,000 shares of common stock outstanding that were held by approximately 268 shareholders.


     Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the Directors out of legally available funds. In the event of the Company's liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to priority distribution.

     The common stock has no preemptive or conversion rights or other subscription rights. There are no redemptive or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable and the shares of common stock to be issued on completion of this offering will be fully paid and non-assessable.

     We have never declared or paid any cash dividends on shares of our capital stock. We intend to retain any future earnings to finance future growth and do not anticipate paying any cash dividends in the near future. We do not anticipate paying any dividends, if at all, until such time as we become profitable and funds are available in excess of our operating needs and expansion plans. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and prudent reserves.

Preferred Stock

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It will not be possible to state the actual effect of the issuance of any preferred shares of preferred stock on the rights of holders of common stock until the Board of Directors determines the specific rights attached to that specific issue of preferred stock. The effect of issuing preferred stock could include one or more of the following:

     1.   limiting or restricting dividends, if any, on common stock;
     2.   limiting or diluting the voting power of the common stock;
     3.   limiting or impairing any liquidation connected with the common stock;
          or
     4.   delaying or preventing a change of control of Vequity Corporation.


     There are currently 1,001,469 shares of preferred stock outstanding, with 200,000 shares of series "A" and 801,469 shares of series "B" redeemable and convertible preferred stock. The preferred stock is currently held by approximately 73 shareholders.


     Redemption and Conversion Options of Issued Preferred Shares:
     -------------------------------------------------------------

     The series "A" preferred shares were issued to two shareholders in 1997 and 1998. 75,000 shares of series "A" preferred were issued to Marilyn M. Call, the wife of John R. Call for a consideration of $0.93 per share or a total of $70,000. The shares were to be redeemed on or before January 1, 1999 at a redemption price of $1.00 per share or a total of $75,000. The Company was never able to complete the redemption as it lacked cash to meet the terms of the agreement. On May 12, 2000 the Company entered into a settlement agreement with Marilyn M. Call whereby she was issued 1,125,000 shares of common stock and agreed that the series "A" preferred shares would be redeemed for a fixed price of $100,000 on or before June 15, 2001. We therefore have the obligation to redeem the preferred shares of Marilyn M. Call on or before the June 15, 2001 due date for a cash payment of $100,000. In the event the redemption is not completed before June 15, 2001, the Company has agreed to allocate 65% of its revenues, after payment of expenses of operations and sales and other expenses, to repayment of the obligations due Mrs. Call and the other preferred A shareholder until they are paid in full. This repayment obligation does not bear interest.


     On December 30, 1997 the company issued 125,000 shares of series "A" preferred stock to JL Cook Trustee for Joe L. Cook Company for a consideration of $1.00 per share or a total of $125,000.00. The shares were to be redeemed on or before January 1, 1999 at a redemption price of $1.00 per share or a total of $125,000. The Company was never able to complete the redemption as it lacked cash to meet the terms of the agreement. On April 21, 2000 the Company entered into a settlement agreement with Joe L. Cook whereby he was issued 1,375,000 shares of common stock and agreed that the series "A" preferred shares would be redeemed for a fixed price of $125,000.00. No date was fixed for the redemption of these shares in the settlement agreement; however, the Company has agreed to allocate 65% of its revenues, after payment of expenses of operations and sales and other expenses, to repayment of the obligations due Mr. Cook and the other preferred A shareholder until they are paid in full. To date the Company has not had revenues to satisfy this obligation. This repayment obligation does not bear interest. (See "Certain Relationships and Related Transactions" beginning at page 48)


     We intend to use funds from the proceeds of this offering to satisfy the redemption obligation for the series "A" preferred shares.


     The series "B" preferred shares have been issued to 73 persons and as of May 31, 2001, 801,469 shares of series "B" preferred are outstanding. These shares are redeemable and convertible, at the sole discretion of the Company with one of the following options:


     Option #1: This redemption and conversion option consists of both cash and shares of common stock as payment. The "cash portion" payment of this option is $1.00 per share, or $801,469, if redeemed on or before the redemption date, which date is two years from date of purchase of the series B preferred shares. The two-year period from the date of purchase varies with different preferred shareholders. The earliest redemption date is January of 2002 and the last redemption date is March of 2003. We expect to complete the redemption on or before the redemption dates by payment of the cash amount due. We intend to use proceeds of this offering for this purpose. If the cash portion payment is not made on or before the redemption date, a cash penalty of $.05 per share will be assessed for every month, or partial month, that we do not redeem the shares under this option. However, the maximum cash penalty will be $1.00 per share. No cash penalty has accrued to date. The "stock portion" payment of this option provides that we pay the preferred shareholder two to five shares of common stock in exchange for each share of preferred stock that the shareholder originally purchased. The number of common shares required to redeem preferred shares varies by shareholder and is dependent upon the initial investment of the shareholder as shown:

          (a) Up to $24,999 = 2 Common shares for every preferred share purchased;
          (b) $25,000 to $49,999 = 4 Common shares for every preferred share purchased:
          (c) $50,000 or more = 5 Common shares for every preferred share purchased.


     We have indicated our intent to redeem these shares under the terms of Option #1. The common shares to which these preferred shareholders are entitled under Option #1 have been issued and are a part of the 41,055,000 shares of common stock outstanding as of May 31, 2001. A total of 2,671,572 shares of common stock have been issued to initiate the redemption. The remaining obligation that we have under this option is to complete the redemption by making the required cash payments of $801,469. We intend to use proceeds of this offering to meet this obligation. Although we have completed a part of the requirements for redemption, the series "B" preferred shares will remain outstanding until all the conditions necessary for redemption have been met. In the event that funds are not available to meet the obligation at the redemption date, then we can complete the redemption obligation by issuing additional shares of common stock as provided in Option #2 below or incur an additional cash payment obligation up to a maximum of $801,469. If additional shares were issued to complete the redemption, 3,222,711 shares of common stock would need to be issued to meet the obligation. (See "Certain Relationships and Related Transactions" beginning at page 48)


     Option #2: This redemption and conversion option gives us the right, within two years of the sale of the preferred shares, to redeem and convert the preferred shares for no cash and 7 Common shares for each preferred share.

     Series "B" Preferred Share Preferences:
     ---------------------------------------

     Subject to the rights of the holders of series "A" preferred stock to the payment of $225,000 still owing, the holders of series "B" preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of Vequity Corporation to the holders of any other outstanding security of the Corporation, including the common stock, by reason of their ownership of such stock, the amount in cash of $1.00 per share plus the amount of any penalties or accrued, but unpaid dividends, if applicable (the "Liquidation Preference"). If the assets and funds thus distributed among the holders of the series "B" preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid liquidation preference, then the entire assets and funds of the Corporation legally available for distribution, after required payments and distributions to holders of series "A" preferred stock, shall be distributed ratably among the holders of the series "B" preferred stock.

Warrants - Series "A" and Series "B"

     Pursuant to this offering, each Investortiser(R) who initially purchases quantities of 400, 640 or 800 shares of our common stock reserved for our Investortisers(R) will be issued series "A" warrants and series "B" warrants, which are legal instruments that give the holder of the warrant the right, but not the obligation, to purchase additional shares in the future.

     We have reserved 3,200,000 common shares for the series "A" warrant holders and 2,560,000 common shares for the series "B" warrant holders. The exercise price for the series "A" warrants is $5.00 per share and the exercise price for the Series "B" warrants is $6.25 per share. In order for the warrants to be exercised and additional shares purchased, an Investortiser(R) must first renew its website advertisement services with Vequity.


                                INVESTORTISER(R) CHOICES FOR PURCHASING STOCK AND WARRANTS:

----------------------- ------------------------------ ------------------------------ ------------------------------
                                  CHOICE #1                      CHOICE #2                      CHOICE #3
----------------------- ------------------------------ ------------------------------ ------------------------------
       Initial                   400 shares                     640 shares                     800 shares
       Purchase               @ $2.50 = $1,000               @ $2.50 = $1,600               @ $2.50 = $2,000
----------------------- ------------------------------ ------------------------------ ------------------------------
       Series "A"                   200 shares                  320 shares                     400 shares
        Warrants              @ $5.00 = $1,000               @ $5.00 = $1,600               @ $5.00 = $2,000
----------------------- ------------------------------ ------------------------------ ------------------------------
       Series "B"                160 shares                     256 shares                     320 shares
        Warrants              @ $6.25 = $1,000               @ $6.25 = $1,600               @ $6.25 = $2,000
----------------------- ------------------------------ ------------------------------ ------------------------------

        Totals              760 shares for $3,000         1,216 shares for $4,800     1,520 shares for $6,000
----------------------- ------------------------------ ------------------------------ ------------------------------

     Prior to the time that a warrant is exercised, the holder will have no rights or liabilities as a shareholder for the warrant shares, including no rights to vote, consent, or receive shareholder notice for the warrant shares in respect to any matters whatsoever. However, shareholder rights will be in effect for the non-warrants shares initially purchased. If the warrants are not exercised within the exercise period they become null and void (See "RISK FACTORS" beginning at page 8.)

     In the event the Company shall at any time after the issuance of the warrants and prior to their exercise or expiration, issue or sell any shares through a registered public offering (excluding any shares issued or sold pursuant to this prospectus and any shares issued pursuant to outstanding options, conversion rights or redemption rights) for a consideration per share less than the Warrant Exercise Price in effect immediately prior to the issuance or sale of such shares, or without consideration, then the Warrant Exercise Price in effect immediately prior to the issuance or sale of such shares shall then be reduced to a Warrant Exercise Price equal to the price at which such shares were issued or sold.

     The warrants also contain provisions that they will survive any reclassification, change, consolidation, or merger by us. Warrant holders will also be provided with a 30-day notice of any distribution or sale of all, or substantially all, of the assets of the Company, or any dissolution or liquidation by us. Warrant holders may exercise their warrants within such 30-day period. If the warrants are not exercised within such 30-day period, they will become null and void (See "RISK FACTORS," beginning at page 8.)

     The warrants also provide that Vequity has the right to repurchase the warrants upon 30 days prior written notice to the holders at a price of $1.00 per share. During such 30-day notice period, the holders may exercise their warrants at the Warrant Exercise Price. If a holder does not choose to exercise its warrants within such period, then we will repurchase the warrants upon payment of the $1.00 per share redemption offer price.

               IF WARRANTS ARE NOT EXERCISED WITHIN THE DESIGNATED
                  EXERCISE PERIODS, THEY BECOME NULL AND VOID.

     The series "A" warrants, if not exercised within the designated exercise period for the series "A" warrants, will become null and void and the series "B" warrants, if not exercised within the designated exercise period for the series "B" warrants, will also become null and void. All shares issued pursuant to the warrants will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and other charges with respect to the issuance thereof. If a warrant holder chooses to exercise the option to purchase only part of the shares stipulated by the warrant, the right to purchase the remaining shares will remain available until the end of the warrant exercise period. The following charts show the choices for purchasing the shares and warrants offered in this prospectus and a summary of when an Investortiser(R) may exercise its warrants:

SUMMARY OF "EXERCISE PERIODS" AND CONDITIONS FOR THE EXERCISE OF WARRANTS
--------------------------------------------------------------------------------
                               Series "A" Warrant
--------------------------------------------------------------------------------

     This warrant may be exercised by holder as to all or exercised by holder as to all or any part of the shares covered hereby at any time during the period (the "Exercise Period") commencing commencing on the date of the first annual renewal of the holders website advertisement with Vequity and ending on the expiration of thirty days thereafter. The first annual renewal of the holder's website advertisement may be accomplished after the holder's initial purchase of website advertising from the Company and at any time during the period of thirteen (13) months thereafter. The first annual renewal of the holder's website will be deemed complete upon the Company's receipt of payment for a second year of website advertising from the holder. Such renewal of the holders website advertisement is a condition precedent to the exercise of this warrant. This warrant, if not exercised, will expire and become null and void upon the expiration of the exercise period for this warrant.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                               Series "B" Warrant
--------------------------------------------------------------------------------

     This warrant may be exercised by holder as to all or any part of the shares covered hereby at any time during the period (the "Exercise Period") commencing on the date of the second annual renewal of the holders website advertisement with Vequity and ending on the expiration of thirty days thereafter. The second annual renewal of the holder's website advertisement may be accomplished after the holder's initial purchase of website advertising from the Company and at any time during the period of twenty-five (25) months thereafter, provided that the first annual renewal of the holder's website advertising shall have been completed in a timely manner. The second annual renewal of the holder's website will be deemed complete upon the Company's receipt of payment for a third year of website advertising from the holder. Such renewal of the holders website advertisement is a condition precedent to the exercise of this warrant. This warrant, if not exercised, will expire and become null and void upon the expiration of the exercise period for this warrant.

--------------------------------------------------------------------------------

     Example of renewal dates and warrant's exercise periods: If an Investortiser(R) purchases a Vequity website on March 1, 2001, and such Investortiser(R) chooses to renew its website advertisement and exercise the "A" warrant, such Investortiser(R) must do so prior to March 31, 2002. Similarly, if such Investortiser(R) chooses to renew its website advertisement and exercise the "B" warrant, such Investortiser(R) must do so prior to March 31, 2003.
     ---------------------------------------------------------------------------


Anti-Takeover effects of Provisions of Colorado Law and the Company's Articles of Incorporation and Bylaws

     Some provisions of our Articles of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for issued shares.

Classified Board of Directors

     The Company's Board of Directors is divided into three classes of Directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors is elected each year. These provisions, when coupled with the provisions of our Articles of Incorporation authorizing the Board of Directors to fill vacant Directorships or increase the size of the Board of Directors, may deter a stockholder from removing incumbent Directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by this removal with its own nominees.

Cumulative Voting

     Our Articles of Incorporation expressly deny the Company's stockholders the right to cumulative voting in the election of Directors.

Stockholder Action; Special Meeting of Stockholders

     Our Articles of incorporation eliminate the ability of stockholders to act by written consent. They further provide that special meetings of our stockholders may be called by the President or by the Secretary upon the request (which shall state the purpose of purposes therefore) of the holders of not less than one-tenth (1/10th) of the outstanding shares of the Corporation entitled to vote at the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

     Stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as Directors at an annual meeting of stockholders, must provide timely notice in writing to the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices in time to be included in the notice of the meeting sent to shareholders. Notice of a meeting of shareholders must be provided not less than 10 days or more than 60 days prior to the meeting. However, if the proposal is to increase the number of authorized shares of the Corporation, the notice of the meeting must be provided at least 30 days prior to the meeting.

Authorized but Unissued Shares

     Authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including, without limitation, future offerings to raise additional capital for operating funds, redemption of stock and warrants, corporate acquisitions, to entice new advertisers to become Investortisers(R) and for employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendments, Supermajority Voting Requirements

     Colorado General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Articles of Incorporation or Bylaws, unless either a corporation's Articles of Incorporation or Bylaws require a greater percentage. Our Articles of Incorporation require a two-thirds vote of shareholders represented at a meeting to amend provisions of our Articles of Incorporation and Bylaws, including those provisions relating to the classified Board of Directors, action by written consent and ability of stockholders to call special meetings.

Transfer Agent Registrar

     The transfer agent and registrar for the Company's common and preferred stock is:

                      Computershare Investor Services
                      12039 West Alameda Parkway #Z-2
                      Lakewood, CO   80228
                      Tel:(303) 986-5400   Fax:(303) 986-2444

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Our financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 1999 have been included herein in reliance on the report of Hein + Associates LLP, independent Certified Public Accountants, appearing elsewhere herein, given upon the authority of that firm as experts in auditing and accounting. Hein + Associates LLP has no interest in our Company.

     The validity of the securities being offered hereby will be passed upon on our behalf by J. Brent Garfield, 9901 West 50th Avenue, Wheat Ridge, Colorado 80033. Mr. Garfield has acted as our legal counsel in the preparation of this Registration Statement, is our corporate secretary and has received 150,000 shares of our common stock for his work in representing the Company.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                          OF SECURITIES ACT LIABILITIES

     Our Articles of Incorporation provide that we indemnify any person made party to a threatened, pending or completed action, suit, civil, criminal, administrative or investigative proceeding, whether formal or informal, because such person was or is serving as a Vequity Director or officer. This indemnity extends to officers and Directors upon a determination by the Board of Directors that the person being indemnified acted in good faith and reasonably believed that his or her conduct was in our best interest. In a criminal matter, the indemnity is extended if it is determined by the Board of Directors that the person being indemnified had no reasonable cause to believe that his or her action was unlawful. Indemnity does not extend to an officer or Director if such person is adjudged liable to us or is adjudged liable on the basis of having derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

     We were incorporated on November 13, 1995. Our founders were Thomas H. Moore, Richard W. James and Dirk L. Cline. All three of the founders are officers of the company at the present time. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" at page 28 of the Prospectus, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at page 48 of this Prospectus and "EXECUTIVE COMPENSATION" at page 53 of this prospectus for a further explanation of transactions with these officers."

                             DESCRIPTION OF BUSINESS

Industry Overview

     Traditionally, printed yellow page directories, available through local or regional telephone companies, or other similar directories, have provided an effective means of advertising that permits businesses to get their names into the public eye.

     The business or consumer that consults a yellow page type directory can easily identify local businesses by category such as "restaurants," "pizza restaurants," "auto repair shops," "plumbers," "veterinarians," "dog grooming services," etc. These printed directories usually provide the name, address and telephone number of a business and also information describing the particular features they believe set them apart from other businesses of the same type listed in the directory. A business or customer seeking information in this type of directory is limited to the particular city or area the directory covers. They do not allow a potential consumer to search other cities or areas without obtaining another complete and separate directory.

     Emergence of the Internet has opened a new opportunity for businesses to create websites that communicate their messages to other businesses and to consumers in general. This Internet access can also communicate information to businesses and consumers outside the geographic area where their business is located. However, to be effective, the information in these business websites must be easily accessible to be found by potential customers.

     The consumer needing auto repairs in his or her hometown has little use for listings of auto repair shops in other parts of the country. Therefore, the localization of a significant amount of centralized information in a particular area is of great importance to some businesses and consumers. In addition, for some types of products and services, businesses and consumers are concerned about availability, the best price, or other factors, and may be willing to purchase from a business offering the products or services regardless of location. Availability of both localized and global information can be advantageous to both businesses paying for yellow page type websites and to customers looking to purchase products or services. The Internet offers an advantage over traditional printed yellow pages in that it can provide access to both local and international information for substantially less money than comparable printed ads.

     "Despite stock-price anxieties, privacy scares, and security panics, the Internet is increasingly becoming a mainstream utility. About 86 million individuals in the U. S. age 16 or older are online - and more people are joining the online ranks every day . . . One in every five consumers currently buys products and services online. . . With close to 20 Percent of U.S. Households already buying products and services online and more consumers converting to digital shopping each day, online retailers have access to one of the most direct channels for precision marketing." (The Industry Standard, E-consumer Report 1 of 12, Spring 2000, http://www.thestandard.com)

     ". . . 38.9 million [consumers] have made a purchase online. An additional
22.6 million Americans plan to adopt e-commerce in the next six months. This growing online buying population suggests that the e-commerce marketplace is no longer just for the wealthy, the educated, and men; it is becoming much more mainstream." (The Industry Standard, E-consumer Report 8 of 12, Spring 2000, http://www.thestandard.com)

     The Web is becoming more than a place to buy products and services. For instance, "according to a survey conducted by SuperPages.com for Verizon Information Services, more small businesses are getting online and setting up Web sites to advertise and promote their business than to conduct e-commerce. Small businesses that established a site to advertise and promote themselves increased 123 percent over the past year, according to the survey. By contrast, small businesses using a Web site primarily to sell products decreased 48 percent during the same period.

     "On both a global and local level, businesses are tempering their expectations for using the Web as a point of sale. Instead, they recognize the value of the Web as a vehicle for promoting traffic to both their physical and virtual storefronts. In either case, they see the value of a listing on the World Wide Web." (The Kelsey Group, Inc., November, 2000, http://www.kelseygroup.com)

     We believe that the Internet can provide a new advertising and sales channel for many businesses. However, to date, commercial websites have generally only been successful for niche companies that sell products and services like computers, stocks, flowers, books, travel, etc. Many businesses don't yet have an Internet presence, and those that do, are scattered over thousands of Internet hosting sites and are often difficult to find.

     Many of the most popular and well-known search engines on the Internet have developed yellow page directories. In most cases, these directories have been developed by purchasing business listings from listing aggregators of printed white page directories owned by local telephone companies.

     As such, other Internet yellow page directories, although useful, are more similar to printed business white pages, in that they offer only the name, address and telephone number of a business, the type of business, and directions or maps to assist the customer in finding the business. They are often limited in that they do not tell a customer a great deal more about the business than its basic identification and how to find it. Customers are generally seeking expanded information, and while the Internet is attracting new users at a very rapid pace, the volume and diversity of information, products and services available is also creating a great need for organization. There is a need for a company to aggregate business websites with expanded information into a readily accessible, localized and usable directory for businesses and consumers.

     An informative evaluation of the types and limitations of Internet yellow page advertising can be made by accessing some of the more popular and well-known search engines. Some of these are www.yahoo.com, www.qwest.com, www.aol.com/netfind, www.lycos.com www.goto.com, www.excite.com, www.hotbot.com, www.infoseek.com and www.altavista.digital.com. There are numerous other websites that could be viewed, but a search of these sites will reveal that there is room for much improvement in the content being offered.

     Development of the Internet for mainstream businesses is expanding and we intend to create an effective, informative and readily accessible online yellow page type directory that makes it simple to connect businesses to businesses and businesses to consumers.

The Investortiser(R) Concept: Capitalization and Loyalty

     We have obtained a license from Vequity's founder, Chairman of the Board of Directors and President, Thomas H. Moore, to utilize his "Method and System for Capitalizing a Business and Maintaining a Customer Base and/or Revenue Base." Utilizing this method, we will primarily sell the shares of our Company to our advertising customers. Mr. Moore has a Service Mark registration for the term "Investortiser(R)" which describes our investor/advertisers. This method for capitalizing a business and obtaining loyal customers was conceptualized by Mr. Moore, and he has applied for a patent covering his system. The patent application is currently pending. We have also obtained a license from Mr. Moore to use the term "Investortiser(R)."

     For Vequity to thrive, we must first attract and then maintain a stable base of Internet yellow page advertisers that is large enough to provide sufficient revenues to sustain our operations and establish profitability. We believe that the method we have licensed from Mr. Moore is well designed to give us distinct and advantageous features in addition to business features; and the capital, staying power and advertising resources needed to establish our website and Yellow Pages & Business Website Directory as a prime Internet site for businesses and consumers to locate the products and services they seek.

     The Investortiser(R) feature is intended to present an incentive for our investor/advertisers to continue purchasing our yellow page advertising services because, as part owners, they stand to share in the benefits from any growth or success we are able to achieve. We believe that coupling stock ownership in our Company with the purchase of website advertising services, will provide an initial and ongoing revenue stream from shareholders who have a fundamental interest in our profitability and success.

     In summary, the Investortiser(R) concept is designed to:

     (a) unite and centralize a diverse group of advertisers into a single, searchable, Internet site;
     (b)  stabilize a revenue stream from a loyal and consistent customer base;
          and
     (c) capitalize the growth of our venture with a group of devoted customers.

     The Investortiser(R) concept is a "kick-off" strategy and we intend to discontinue selling shares to advertisers when our management believes that we no longer need to offer shares as an incentive to purchase website advertising, and also when we have a sufficient revenue stream to provide staying power.

Stabilization of Operations


     Our annual advertising and promotion services are being offered for $1,995. This entitles the advertising client to a business listing in our Yellow Pages & Business Website Directory. In addition, the business listings will be placed in the directories of other prominent online yellow page directories. Placement in other directories will be determined according to client desires and local and regional considerations applicable to the individual client's business. Also from our directory and these prominent online yellow page directories, we will provide links to the individual website of the advertiser. This will allow a potential customer to open the advertiser's website with a simple "click" of the mouse on the Internet address that adjoins the business listing that will be found in most of the popular yellow page directories online. We estimate the costs of selling and furnishing this service to our advertisers to be approximately $1,250. Taking these costs into consideration, we estimate net proceeds of $745 for each annual advertising fee paid to us. For each hundred businesses we sell our advertising services to, we estimate costs to be approximately $125,000, which would leave approximately $74,500 net proceeds for general operations. To maintain an organization necessary to sustain the operations, continue to market our services and to move forward with growth initiatives, we estimate that we need to sell and maintain our services at a base level of around 1,500 businesses each year. This will give us annual net proceeds, before taxes, of approximately $1,117,500.


Our Business Strategies

     We are a start-up company with a vision for improving business-to-business and business-to-consumer connections on the Internet because businesses and consumers frequently have a difficult time finding each other online.

     For many years, customers have used printed yellow page directories to find product and services. These directories have been effective for many businesses, but the cost of extensive advertising in these directories is often prohibitive for most small businesses. For instance, a full-page color advertisement in the Qwest / US West Yellow Page Directory for Denver, Colorado can cost up to $86,700 per year and up to $21,510 per year for a quarter page advertisement. Similar advertising is also expensive in other U.S. cities.

     Vequity's mission is to create an efficient and cost effective Internet yellow page directory that can be used by businesses to advertise their products and services at a cost that is distinctly less than traditional advertising and promotional options. We also want to provide maximum flexibility to our clients so that their businesses can make frequent and timely updates for inclusion in their websites of sales items, new products, coupons or other new information about their products, services or operations.

     Select industries such as travel, florists, computers, books and stock exchanges have had success online, but we believe many mainstream businesses have not enjoyed the same success. As we have discussed this issue with businesses, we have concluded that mainstream Internet commerce has been slow to mature because business information on the Net is poorly organized and difficult to find. Business owners have discovered that getting a website is relatively simple, but getting found by customers is challenging.

     One of the challenges of having a website found by customers is that the main sources for finding websites are Internet search engines like Yahoo, Excite or Lycos - and all search engines serve up only a portion of available Internet websites. Additionally, when a search engine does deliver responses to a search request, the responses are often not relevant to the search, poorly organized and too numerous to review in a timely manner. The following are issues about the Internet and search engines that businesses should know when considering Vequity's business concepts:

     (1) The Net is continually expanding. "Public information on the deep Web is currently 400 to 550 times larger than the commonly defined World Wide Web. . . the largest search engines . . . index at most, 16% of the surface Web. . . ." (BrightPlanet.com LLC, White Paper, The Deep
          Web: Surfacing Hidden Value, July, 2000 - http://www.completeplanet.com/Tutorials/DeepWeb/index.asp)

     (2) "Not all search engines are true search engines that `crawl' the web." Some search engine companies compile select information into their computer databases and when a customer does a search, the search engine only searches the data compiled by the company. "For instance, Yahoo and the Open Directory both are `directories' that depend on humans to compile their listings." (http://searchenginewatch.Internet.com/links/Major_Search_Engines/
          The_Major_Search_Engines/index.html Search Engine Watch)

     (3) "Concerning website listing submissions: many - perhaps most - submissions never reach the eyes of the editors. . ." (Business 2.0, August 8, 2000, page 129)

     Our business plan includes the following business strategies for getting Vequity clients and also customers for our clients:


     Distribution: We believe that when customers are searching for local products and services, online yellow page directories are more effective than Internet search engines. However, many Internet users have favorite yellow page directories that they most often use. To increase the potential exposure of a client's websites through yellow page directories, we distribute their business listing, website address and email address to many of the most prominent online yellow page directories. Examples of the yellow page directories where the websites of our clients are distributed include: Yahoo, AOL, Excite, Lycos, Qwest, HotBot, NBCi, SuperPages, Digitalcity, Verizon AskJeeves, InfoSpace, Vequity, Angelfire, DirectHit, Smart Pages, Tripod, SmartPages, DirectHit, USA.com, 555-1212, WhoWhere, BellSouth, Ameritech, iwon, Earthlink, CompuServe, NetZero, Pacific Bell, and Southwestern Bell. Although listing is available in all the directories specified herein, Clients may not be listed in all the available directories as individual client preferences will be taken into account and considerations of the local and regional focus of some existing directories will also play a part. For example, depending on the nature of the client's business, a client in Florida might not benefit from a listing in the Pacific Bell directory. Our distribution strategies provide a Vequity advertiser with the appearance of having websites in numerous yellow page directories. To complete the distribution process, we also submit the websites of our clients to major Internet search engines. These distribution initiatives provide numerous alternatives for the websites of our clients to be found by customers.


     Stock Ownership: To provide an incentive to business owners and to differentiate ourselves from other website hosting and advertising companies and directories, we are selling shares of stock to our advertisers. We believe that if our website advertisers also become owners of our Company, we can create a loyal base of advertising revenue. We also believe that if Vequity is successful, our loyal advertising clients should be the ones to enjoy the benefits of our success.

     We have coined the phrase "Investortiser(R)", to describe the investor/advertiser that purchases our advertising services and also owns our common stock. We are utilizing this concept as a "kick-off" strategy to attract a strong customer base. We will discontinue selling shares of stock to our website advertisers as soon as management believes that we have sufficient branding and market share and no longer need to sell shares of stock to entice our advertising clients to use our services. We intend to make this decision when it is good for our Company and for our investors.

     To appeal to our advertisers, eighty percent of the shares offered in this offering will be reserved exclusively for advertisers purchasing our services. These Investortisers(R) will also receive warrants which will allow them to purchase additional Vequity shares in future years. Investortisers(R) will receive benefits not only in the form of yellow page advertising priority, but also in the form of ownership benefits such as dividends, increases in stock price, etc., assuming such are declared or realized.

     Centralization of Business Websites: Once a business creates a website, there is no sure way of being found by Internet search engines. To help business websites be more readily found, an integral part of our vision is ultimately to centralize business listings and websites into a single Internet site. We believe that by centralizing and organizing business websites into Vequity's Yellow Pages & Business Websites Directory, we can overcome much of the Internet searching problems that exist and bring order to online business information - just like the printed yellow pages. Our goal is to host and organize only business websites and to have Vequity become "THE" centralized, organized and searchable Internet site for worldwide business websites.

     Through Vequity's Yellow Pages and Business Website Directory, we believe we can provide customers easy access to a useful and significant database of local and national businesses and their products and services. The listings and websites will be organized by category of business, location and type of product or service.

     Our goal is to make it essential for a business to have a website in our Yellow Pages & Business Website Directory, even if they don't own shares of our stock.

     Branding: Branding is the process of creating public awareness of Vequity's services and also establishing strong market shares in the advertising and promotion industries. Our plans include branding Vequity as THE premier site of choice for customers looking to easily find products and services; and also as THE company that can bring customers to businesses. We believe branding Vequity will benefit our clients because customers will know that they can find traditional business information and websites using the Vequity directory, or one of the directories of our many distribution affiliates. Our branding strategies include the use of advertising via radio, television, newspaper, direct mail, the Internet, envelope stuffers, etc. Additionally, our tactics will incorporate public relations, promotional and cross marketing initiatives.

     Summary: Many Internet businesses and "dot.com" companies have focused on advancing the technology of the Internet. Although we intend to use cutting edge technologies, our focus is on our marketing approaches of distribution, centralization and branding so that we increase exposure for our website advertising clients. We want to make it easy for customers to find business listings and websites and we also want to build a large and loyal advertiser and customer base. We believe our approach allows for the consistent and sizable growth of business listings and connected websites for use by businesses and consumers.

     At http://www.vequity.com, you will find our website. On our Home Page, you will find search fields for a nation-wide directory entitled Yellow Pages & Business Website Directory. We intend our primary revenue source to come from selling website promotional services and hosting of websites in our Yellow Pages & Business Directory.

     If a potential client doesn't have a website, our website designers will provide the professional services to produce an individualized website, and at competitive prices. Once a website is built and hosted, we will list the website in various yellow page directories by location, type of business, and product or service. Customers may find business listings and access websites in particular local areas or in other locations in the United States and Canada.

     Our business model has several important elements that we believe will allow us to establish ourselves as a readily usable and significant resource for small and medium size businesses. The primary areas of focus in our business plan are as follows:

     (1) Capitalization: We intend to capitalize our business and gain a loyal advertiser base by offering our initial advertisers stock ownership through this stock offering and possible future offerings.

     (2) Centralization: We intend to centralize worldwide business listings and websites into our Yellow Pages & Business Websites Directory and thus make it easier for business-to-business and business-to-consumer customers to find the products and services they seek.
     (3) Design Services: We intend to develop a group of well trained, "work at home," contractors to professionally design the websites for the businesses advertising in our Yellow Pages & Business Websites Directory. For $295, our contractors will design and build a website with up to six pages of graphics and text and also pages for maps, driving directions, and email capabilities.
     (4) Branding: We intend to expend significant resources and efforts to establish and promote name recognition and branding for Vequity and our Yellow Pages & Business Websites Directory as "THE" place to have, and find, business websites. Our efforts to brand Vequity will include public presentations; radio, television, print and Internet advertising; and public relations initiatives.
     (5) Alliances: We intend to concentrate on our core marketing strategies and to enhance our technical, sales, marketing, investment, customer service and support functions through alliances with third party organizations that provide certain competencies. An example is our alliance with InfoSpace.com.
     (6) Distribution: Through our alliance with InfoSpace.com and other prominent online yellow page directories, we intend to have the business listings and Internet addresses of our advertisers available on as many other sites and directories as possible, thus gaining deeper and wider market exposure.
     (7) Prioritization: Through our alliance with InfoSpace.com and other popular online yellow page directories, we are able to provide certain priority business listings for our website advertisers. This means that a Vequity advertiser may be listed in numerous online yellow page directories before many other similar businesses, even if the similar businesses have alphabetical priority.

InfoSpace.com and Our Co-Branding Alliance

     We have entered into an Enhancements and Co-branding Agreement with InfoSpace.com, Inc., (NASDAQ:INSP - http://www.infospace.com. InfoSpace has created an information network through agreements with many companies.

     The yellow page directory that InfoSpace has developed for Vequity includes approximately 18 million existing listings for businesses in the U.S. and Canada. They also have established a significant yellow page directory "network" by co-branding or "private labeling" their directory and their entire website with, and for, many well-known companies. According to a recent InfoSpace quarterly filing with the Securities and Exchange Commission, the InfoSpace "affiliate network consists of more than 3,200 affiliate partners or websites, reaching more than 92% of all Internet users and more than 20 wireless carriers worldwide."

     By joining the InfoSpace network, Vequity advertisers will be accessible through any of the other yellow page directories in the InfoSpace network. This feature adds potential distribution opportunities for the websites of our advertisers because the greater the number of users accessing the InfoSpace yellow pages network, the broader the exposure will be for our advertisers.

     The term "Co-branding" is very descriptive of what our Agreement is intended to provide for our advertisers. Co-branding is a concept that will allow us to access the established resources of InfoSpace, their website and the personnel who support their network of sites, including the Vequity site. Our website has its own unique look and feel and displays the phrase "Powered by InfoSpace." Although our site is clearly the Vequity site, it incorporates all of the power, sweep and depth of the InfoSpace site.

     Vequity's contract with InfoSpace calls for the support of InfoSpace personnel with respect to the ongoing maintenance and functionality of our site. However, Vequity website advertisers will not have direct access to InfoSpace personnel. Instead, all support services for our advertisers will be provided directly by Vequity personnel or our contractors.

     Our plan is to solicit businesses in order to sell them our website advertising packages. We intend to solicit these advertisements throughout all fifty of the United States. In the future, we hope to extend our efforts to other countries. We will have the right, in connection with our marketing campaigns, to use InfoSpace trademarks, and its promotional and marketing materials, and electronic and printed advertising, publicity, press releases, newsletters and mailings about us.

     InfoSpace has developed web based software packages for use in website creation and the integration of websites into our Yellow Pages & Business Websites Directory. We will have the right to use these packages in the creation of web pages for our advertisers and in the integration of their websites into the InfoSpace yellow page directory network quickly and effectively. Of course, we will not be limited to the use of the InfoSpace tools and other tools may be utilized to accomplish these purposes.

     Our agreement with InfoSpace further provides that InfoSpace will maintain all telephone lines and other communication transmission devices to enable our site to access the InfoSpace network. In summary, on behalf of our advertisers, we have the right to:

     (1) add hypertext to their business listings, which will enable "point and click" access from yellow page directories in the InfoSpace network to their Vequity websites;
     (2)  permit users to link to advertiser websites on our site;
     (3) use "Page Express," a website building tool, for creating, editing and updating Vequity websites;
     (4) use "InfoSpace Publisher," a tool for integrating listing enhancements on a listing by listing basis;
     (5) display the Directory content in response to queries and searches made on the specific query page, and
     (6) share in the revenue from the sale of banner advertisements that are displayed on the co-branded pages and that adhere to the standards of InfoSpace and Vequity.

     Under the InfoSpace Co-branding Agreement, we will be able to give our users all of the search capacity of an established Internet website while avoiding many of the delays and problems of a start-up company. The Vequity home page provides instant linkage to all of the resources and assets of the InfoSpace website, and the headings and links will be presented in Vequity's name and unique format.

     On the Vequity Home Page, our Yellow Pages & Business Website Directory search fields will be the most prominently displayed. Additional search headings and links may include:


o  My Vequity            o  Kid's Web Search         o  Classifieds             o  Finance              o  News
o  Search the Web        o  Email Search             o  Recreation              o  Movies               o  Entertainment
o  White Pages           o  Home & Family            o  Reference               o  Society              o  Weather
o  City Guides           o  Health Center            o  International           o  Science              o  Travel
o  Maps                  o  Public Records           o  Television              o  Regional             o  World
o  Sports                o  Chats & Boards           o  Personals               o  Calendar

     We have an Agreement with InfoSpace that will expire in approximately December of 2001. Additionally, our Agreement will automatically renew for successive one-year periods, unless written notice is given by either party at least 60 days prior to the termination of the Agreement.

     InfoSpace has created an entire Vequity website with similar functionality to other large Internet sites like Yahoo, Excite and Lycos. Additionally, our website advertisers will be able to be found in the InfoSpace network of companies for whom they provide services similar to those provided to Vequity. Our Agreement for these services includes Revenue Share Fees for websites or listing enhancements that are hosted by InfoSpace and made with the InfoSpace software, PageExpress. The fee for their services is $20,000 per month.

     We believe that as businesses and consumers come to discover the breadth of information we intend to make available on our website, they will make longer and more frequent visits to our site. If visitors to our website are pleased with what they find, we believe they will return and that we will be able to establish user loyalty to grow and take a place as a relevant Internet resource.

Markets and Competition

     The Internet has rapidly emerged as an important medium for facilitating communication, disseminating information and conducting commerce. Buying and selling on e-marketplaces is expected to boom to $2.7 trillion by 2004, according to Bruce D. Temken research director at Forrester Research Inc. (November 6, 2000, http://www.forrester.com/ER/Press/Release).

     As Internet usage has grown, advertisers have devoted increasing portions of their advertising and marketing budgets to online advertising and direct marketing. We believe this trend will continue. Forrester Research also estimates that worldwide Internet advertising spending will grow from approximately $3.3 billion in 1999 to approximately $33.1 billion in 2004.

     Internet accessibility, and ease of use, are factors that we believe will contribute to the growth of Internet usage and e-commerce. For instance, International Data Corporation, a market research firm, estimates that nearly 62 million people will use wireless devices to access the Internet by 2003 - an increase of about 728% over current levels (Red Herring, May 2000). Internet accessibility through computers and additional devices currently in use, and other devices being developed, provide ample opportunities for business and consumers to use the Internet as a major resource for finding and purchasing products and services.

     The Internet is a potential marketing tool that can help level the playing field and make it possible for anyone to put their product, service, idea or even a hobby in front of millions, and possibly turn it into a global business. The Internet has the ability to become the great equalizer for both businesses and consumers.

     With all of the impressive devices and statistics, it is still true, however, that relatively few businesses are reaching their potential for obtaining significant sales from websites. Likewise, relatively few customers are using the Internet for traditional commerce.

     There are numerous yellow page type directories and shopping malls that are available on the Internet, but they all lack the "critical mass" of advertising content that is needed to attract consumers en masse. The success of the printed yellow page directories is a result of semi-monopolies that have been created by the Regional Bell Operating Companies. These directories have a "critical mass" of advertising content and customers are attracted to them because of the extensive and centralized information.

     Although the information that is available on the Internet is plentiful, business information is not well organized, easy to find, or centralized. Even well-known media and communications companies have been unable to formulate a business and marketing model that has duplicated the critical mass of advertising content that exists in the printed directories.

Marketing and Sales Strategies

     We initially intend to sell our Internet advertising and websites to potential customers through public presentations in major U.S. cities. These advertisers will be offered the opportunity to purchase shares of our common stock in this offering as they purchase their website advertising in our Internet directory. Prospective Investortisers(R) will be invited to presentations via direct mail, radio and print advertising directed in the city being targeted. We will schedule our first public presentations in connection with the offering in Denver, Colorado as soon as practical following the effective date of this offering. We intend to schedule additional presentations in other cities immediately following the Denver presentations. Subsequent presentations and marketing efforts will depend upon the success of initial effort in Denver and will be dependent upon funds raised from the sale of advertising and shares sold in this offering.

     To achieve the necessary critical mass of advertising clients, we intend to utilize a "kick start" marketing and sales strategy that provides Vequity stock ownership to our advertisers. The intention of the Company is to create loyalty, renewable revenue, and a level playing field for small and medium-size companies to attract customers and thereby compete more effectively. At some point, our management intends to cease selling stock to advertisers and to sell only advertising. (See: "The Investortiser(R) Concept-Capitalization and Loyalty," Page 38.)

     The essential strategy of Vequity is to create a cooperative organization where Investortisers(R), and also non-equity advertisers join in a strategic relationship and participate in the control, management, promotion and destiny of electronic commerce. Vequity intends to utilize numerous marketing and sales channels to sell advertising and website services, including:

         o public presentations             o independent sales representatives
         o associations                     o non-profit organizations
         o the Internet                     o advertising agencies
         o franchisers                      o television, radio, and print media
         o public relations firms           o direct mail
         o word of mouth                    o strategic relationships

The "Work at Home" Designers of Websites

     We intend to develop a network of well-trained "work at home" contractors to professionally design the websites to be hosted in our Yellow Pages & Business Websites Directory. We will provide training and tools for these contractors to design websites at the volume that fits their needs and schedules. We believe there are many people who will take advantage of an opportunity to work for themselves in their own homes and who will enjoy the creativity of designing and building websites for our clients, using our templates and procedures. We intend to pay these contractors approximately $100 to $150 for each website developed. It is possible for a trained contractor to create two or three websites a day and we believe this will be an attractive compensation level for many people working out of their homes.

     We believe that by using our templated website design system, a "work at home" contractor will be able to create approximately three websites a day and sixty websites a month. We also believe that a person with adequate education and computer skills can be trained to utilize our design system in three to five days. We will create teams of five to seven contractors who will each report to a team captain for quality assurance purposes.

     Our contractors will develop sites with graphics, text, certain e-commerce functionality and email capabilities. For an additional fee of $100 to $250, our designers will modify, revise, supplement or enhance the websites of our advertisers as often as required. The contractors will also be responsible for registering the websites with major Internet search engines and linking our advertisers' business listings to our advertisers' websites, the InfoSpace network and other prominent yellow page directories.

Employees

     As of March 31, 2001, we had six individuals involved in the development of the Company. From inception, we have also relied on outside consultants and specialty organizations in the areas of marketing, customer support and technical development. Our objective is to continue to rely on outside experts and organizations as much as possible. However, we intend to hire certain senior executives and support personnel as our resources and needs require. Specifically, we will hire a Chief Operating Officer, a Chief Financial Officer, a Chief Marketing and Sales Officer, Senior Sales and Marketing Executives and other personnel as needed.

Facilities

     Our principal executive offices are located in Littleton, Colorado where we lease approximately 2100 square feet under a lease that expires on August 31, 2001. Our principal facility will not be adequate to meet our needs beyond the near-term future.

     We have no regional sales offices and at the present time do not have any plans to establish any such offices in the future.

                          MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We are a development stage company with no operating history. We have had very limited revenues from operations since our beginning as a company. From inception to date, our efforts have been directed to fund raising, the development of our concept of centralizing business websites into a single Internet yellow page type directory and to establishing strategic alliances. We do not have relevant financial operating data that will provide a basis for evaluating our proposed business or prospects. Our plan of operation for the next twelve months is designed to build a platform of advertisers and investors through public presentations and through this offering from which we can expand our Internet presence and name recognition. Our plan is intended to provide an Internet presence for our advertisers that will effectively promote their businesses.

     This discussion of our financial condition and plan for future operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus This discussion is based upon forward-looking statements and plans that involve risks and uncertainties. Our actual experience may differ materially from those anticipated in our forward-looking plans and concepts as a result of numerous factors, including those set forth set forth under "RISK FACTORS" (Page 8) and elsewhere in this Prospectus. (See "FINANCIAL STATEMENTS AND ADDITIONAL INFORMATION," page 52)

Plan of Operations for the Next Twelve Months

     A critical aspect of our plan that is intended to allow us to move forward is an Enhancements and Co-branding Agreement with InfoSpace.com, Inc., an information resource and search engine already established on the Internet. InfoSpace has an established yellow page directory with approximately 18 million existing listings for businesses in the U.S. and Canada and this content is available in our Yellow Pages & Business Websites Directory. Additionally, on our site, we provide much of the other content that InfoSpace has already established.

     Our current cash is adequate to satisfy our requirements through July, 2001. This stock offering is a critical aspect of our plan and it is intended to provide the funds necessary to carry on a marketing effort and to establish operations beyond July, 2001. Without funds provided from this offering, our plan could not proceed as contemplated beyond the first public presentations in Denver, Colorado.

     We intend that the implementation phase for kickoff of our business efforts will be to advertise via direct mail, radio and newspapers and invite prospective website advertisers and Investortisers(R) to attend public presentations where they may learn of our concepts and plans. We will conduct these presentations in major U.S. cities that will be selected because of their size, income levels, Internet usage, radio and print advertising rates and public relations potential. The number of presentations and the pace at which we are able to proceed will depend upon the success of this offering. We believe that the publicity for the presentations will also help build name recognition and interest in our concepts.

     These public presentations will introduce the participants to the benefits of our distribution, centralization and branding strategies. We will also introduce the Investortiser(R) concept. These concepts constitute the core of our marketing strategies for at least the next twelve months. The Investortiser(R) feature reserves for those businesses or individuals purchasing advertising, the opportunity to purchase shares of our stock in this offering. This plan is intended to present an incentive for our investor/advertisers to continue purchasing our yellow page advertising services because, as part owners, they stand to share in the benefits from any growth or success we are able to achieve. We believe that coupling stock ownership in our Company with the purchase of website advertising services, will provide an initial and ongoing revenue stream from shareholders who have a fundamental interest in our profitability and success. This advertising base is intended to allow us to achieve a reasonably stable revenue stream from which we can sustain operations and expand our efforts to enlist additional advertisers for the directory services we will offer.

     At the present time we have sufficient resources to carry out our plan for public presentations in Denver, Colorado. We intend to use radio advertising to invite potential advertisers to attend these presentations. The cost of the radio solicitation and Denver presentations is estimated to be approximately $25,000. We have sufficient resources to purchase approximately 200 radio ads and we estimate that approximately 300 potential advertisers will attend our presentations. Further, we estimate that if we are able to sell our promotion and advertising services at the rate of $1,995 per year; and the advertisers also purchase a minimum number of shares (400) at $2.50 per share, or $1,000, we could receive a minimum of $2,995 per Investortiser(R). If we are able to attract one out of four attendees to purchase advertising and invest in our shares, we would raise a total of $224,625 (75 Investortisers(R) @ $2,995.00 each). If we are unsuccessful in our Denver presentations, it is likely we would not be able to proceed. We will need to sell at least twenty-five Investortisers(R) to continue with additional presentations. We estimate that if we are able to sell 620 Investortisers(R) through presentations in five cities, that after expenses, we will have approximately $1,134,000, which will provide sufficient revenues to maintain an adequate organization, sustain our operations, continue to market our services and move forward with growth initiatives.

     Contemporaneously with our marketing and sales efforts, we intend to establish a network of "work at home" independent contractors to professionally design websites to be hosted in our Yellow Pages & Business Websites Directory. We will build and provide training and tools for these contractors to design websites for our advertisers. We intend to train our contractors to develop sites with graphics, text, certain e-commerce functionality and email capabilities. These contractors will modify, revise, supplement or enhance the websites of our advertisers. The designers will also be responsible for registering the websites with major Internet search engines.

     Providing an easily usable link from our Yellow Pages & Business Websites Directory, and the directories of many of the most popular online yellow page directories, to our advertiser's home page is a key advantage that we intend to offer to our advertisers. When a potential customer finds the listing and Internet address of a Vequity advertiser's website in these directories, that customer will be able to "click-on" on the Internet address and be taken directly to the specific advertiser's website.

     Obviously, the plan we intend to pursue presents major challenges for the next twelve months and beyond. We will need to simultaneously proceed down the paths of attracting advertisers and investors through sales and marketing efforts while developing the ability to create links from numerous online yellow page directories to the websites of our advertisers. Additional challenges include: achieving name recognition and branding; hiring and establishing a management team in the next twelve months to proceed with our plan; and bringing in the right employees at the right pace. Our management believes that the rewards of successful implementation of our plan can be substantial, but also realizes the high risks inherent in attempting to establish this enterprise. We do not currently have the funds necessary to fully proceed with our plans and are dependent upon funds from this offering. The degree of success we are able to achieve in placing this offering will dictate the pace at which we are able to proceed.

                             DESCRIPTION OF PROPERTY

We do not have any investments in property nor do we own any real property.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Investortiser(R) "Method and System for Capitalizing a Business and Maintaining a Customer Base and/or Revenue Base" is a system developed by our CEO and President, Thomas H. Moore. A patent application on this system was filed with the U.S. Patent and Trademark Office on January 5, 1999. The patent application is currently pending. On July 1, 2000 Thomas H. Moore granted us a non-exclusive license allowing us to use the Method and System in capitalizing our business and maintaining our customer and/or revenue base. The license allows us to use the Method and System on a worldwide basis for a term of ten
(10) years, but does not allow us to transfer, distribute or license the Method and System to any other person or entity. As consideration for the license we will pay Thomas H. Moore the sum of One Dollar ($1) per year payable annually on the anniversary date of the License Agreement. The license also allows us to use the term Investortiser(R) which has a Service Mark that is owned by Mr. Moore. We consider the Investortiser(R) concept to be a key component of our business strategies.

     Certain of our Directors, Executive officers or principal shareholders have received loans from us and are owed delayed compensation. (See "EXECUTIVE COMPENSATION" at page 53 for an explanation regarding these transactions.)

     The $225,000 designated to be used to complete the redemption of the series "A" preferred shares would be paid to Marilyn Call, the wife of John R. Call, one of our Directors, and to Joe L. Cook who serves on our Board of Advisors. A total of $100,000 would be paid to Marilyn Call and a total of $125,000 would be paid to Joe L. Cook.

     Richard W. James, our Treasurer, holds 30,000 shares of series "B" preferred stock and will receive $30,000 for the completion of the redemption of his series "B" preferred shares.

     Todd A. Gibson, our Vice President of Technology, holds 25,000 shares of series "B" preferred stock and will receive $30,000 for the completion of the redemption of his series "B" preferred shares.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is no trading market for our shares. The shares purchased in this offering will be subject to restrictions on trading until such time as our management, in its sole discretion, determines to remove the restriction. We have not registered with The Nasdaq-Amex Market Group or any other stock exchange or market and do not intend to take any steps to establish a market until, in management's sole discretion, the business is sufficiently established to warrant the application for inclusion in a national market. You should not purchase shares if you want or need liquidity for your investment, or if you are not willing to abide by decisions of our management as to the potential registration and inclusion of our shares in an established trading market.

Stock Legend - Restrictions On Trading And Transfer Of Stock

     Any shares purchased in this offering or issued as a result of the exercise of the warrants will be restricted as to their transferability as set forth below. There is no established trading market or price for our shares. We do not currently intend to register with The Nasdaq-Amex Market Group or any other exchange or market until our Management, in its sole discretion, determines to remove the legend and make application for inclusion in a national market. The reason for this restriction is to allow us to build a base of shareholder/advertisers and to establish a business base before entering the public trading market. The Company's transfer agent will not transfer these shares unless approved by the Company, after consulting with counsel and determining that the transfer is in compliance with the terms of the "Subscription Agreement," or until the terms of the warrants or the legend is removed by our Management, in its sole discretion.

     Until such time as our management removes the restrictions on transferability, the only transfers that will be permitted will be transfers to immediate family members or other controlled entities. This limitation is set forth in the Subscription Agreement that must be signed by all purchasers of the shares offered in this offering. The Subscription Agreement will provide as follows:

     "Any recipient of shares purchased in this offering or issued as a result of the exercise of the warrants may transfer the shares to the holders' immediate family members by transfer or inheritance. Immediate family members shall mean the spouse or children of a shareholder. In addition, a shareholder may transfer its interest to an LLC, partnership, corporation, trust or other entity controlled by such shareholder or such shareholder's immediate family members. All holders agree to the restrictions and transfers specified herein."

     The following legend will appear on the certificates evidencing the shares purchased in this offering:

     "The shares evidenced by this certificate are subject to transfer restrictions and may not be transferred without prior approval of Vequity Corporation's Management, after consulting with counsel, to determine that the conditions set forth in the "Subscription Agreement," pursuant to which these shares were purchased, have been satisfied; or until this legend is removed by the Company's Management, in its sole discretion."

     The Company's management intends to retain the discretion as to when it will be appropriate to remove this legend and to take actions necessary to establish a trading market for the shares. In exercising this discretion our management will consider the extent to which this offering has been sold, the cash flow from advertisers, the trends that will develop as to the success of public presentations to solicit advertisers for our Internet directory, the costs and expenses that are incurred in building an organization to carry on our business and the extent to which our management believes that our business has attained a reasonable degree of stability and predictability.

Lock-up Agreement of Certain Principal Shareholders


     As of May 31, 2001, prior to this offering, we have 41,055,000 shares of common stock issued and outstaanding. Assuming that the initial 8,000,000 shares offered in this offering are sold, we would have 49,045,000 shares outstanding and the purchasers of the shares offered hereby would hold approximately 16.3% of our issued and outstanding shares. If all of the warrants issued in connection with the shares offered in this offering are exercised, we would have 54,815,000 shares issued and outstanding and the purchasers of the initial 8,000,000 shares and 5,760,000 shares issued pursuant to the warrants would hold approximately 25.12% of our issued and outstanding shares.


     At such time as our Management determines to remove the legend on the shares sold in this offering and to register with a national market, in an attempt to establish a trading market for our shares, the number of shares available for trading will be limited by a "Lock-Up Agreement" entered into with certain of our officers, directors and principal shareholders. The "Lock-up Agreement" limits the ability of our officers, directors or principal shareholders holding 30,549,050 of our issued and outstanding shares to place their shares on the market for sale immediately following the time that a market is established for the trading of our shares. The "Lock-up Agreement" provides that for a six-month period following the removal of the legend from the shares or the registration of the Company's shares with a trading market, holders of shares subject to the "Lock-up Agreement" may not place their shares on the market for sale through a national market or stock exchange. Upon the expiration of the six month period from the time the legend is removed and the Company's shares are registered with a trading market, the "Lock-up Agreement" will expire and the shareholders subject to the "Lock-up Agreement" will no longer be bound by its terms. Thereafter, these shareholders will be subject to the terms and restrictions of Rule 144 for the sale of their shares. (The following sets forth the identity of the shareholders subject to the "Lock-Up Agreement" and the number of shares held by each such person: (See "Shares Eligible for Future Sale" Page 50.)

Shareholders Subject to Lock-Up Agreement

     The following is a list of the Directors, Executive Officers, Advisors and Affiliates of the Company who have consented to the "Lock-up Agreement" described above:

          Name & Address                                 Number of Shares
          --------------                                 ----------------
          Thomas & Kathleen Moore                           21,413,750
          Joe L. Cook, et al                                 2,475,000
          Marilyn M. Call (Wife of John R. Call)             1,762,500
          Dirk L. Cline                                      1,230,000
          Richard W. James                                   1,200,000
          Ronald E. Moitzfield                               1,000,000
          Jacquelin K. Reeves                                  717,800
          Todd A. Gibson                                       600,000
          J. Brent Garfield                                    150,000
                                                            ----------
            Directors, Executive Officers,
            Advisors and Affiliates as a Group              30,549,050

Shares Eligible for Future Sale

     At such time as the legend on the shares issued as a result of this offering is removed and we register with a trading market to attempt to establish a market for our shares, the number of shares available for sale in a public market will have an effect on any market price that may be established for such shares. We cannot predict the precise effect that the number of shares available for trading will have or what, if any, market will be established. Future sales of substantial numbers of shares of common stock in a public market could reduce whatever market price might be prevailing for such shares. Substantial numbers of shares for sale on a public market could also affect our ability to raise capital through the sale of securities.


     There are currently 73 persons holding series "B" preferred shares of stock in Vequity. It is our intention to redeem these shares with a cash payment from the proceeds of this offering. However, if a cash redemption should not be possible, we have the option to complete the redemption by issuing an additional 3,222,711 shares of common stock to the 73 holders of the series "B" preferred stock. If this were to occur it would increase the number of shares of common stock outstanding prior to this offering as of May 31, 2001 from 41,055,000 to 42,277,711 (See "DESCRIPTION OF SECURITIES" at page 30.)

     Upon completion of this offering, assuming all the initial 8,000,000 offered shares are sold, we will have issued and outstanding 49,055,000 shares. If all of the warrants offered in connection with the shares offered in this offering are exercised, an additional 5,760,000 shares would be issued and this would bring the total outstanding shares to 54,805,000. Of this total number of shares, all of the shares sold in this offering or issued as a result of the exercise of the warrants (13,760,000 shares) will be freely tradable upon removal of the legend by our Management, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Of the remaining 41,055,000 shares of common stock held by existing shareholders, 40,050,650 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and 994,350 shares are "unrestricted securities." Restricted securities may be sold in the public market if registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which Rule is summarized below. Unrestricted securities are free trading, but no public market will exist for the shares until Management registers all shares with a national market or stock exchange.


     Affiliates of Vequity holding restricted securities will be subject to the requirements of Rule 144 for the sale of their shares. Affiliates are those persons who control, are controlled by, or under Common control with Vequity. This also includes relatives and spouses of such control persons. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

     (1) 1% of the number of shares of our common stock outstanding. If all shares offered in this offering either directly or through exercise of the warrants are sold, the 1% limit would allow sale of 548,050 shares in a three month period by the holders of control stock, if all shares offered in this offering are sold and all warrants are exercised.

     (2) the average weekly reported volume of trading on all national securities exchanges during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to the provisions of Rule 144 requiring the availability of public information, notice requirements and that the sales be made in "brokers' transactions".

     Persons who are, or have been, non-affiliates of Vequity for at least three months prior to a sale and who have held their shares for two years, are entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted by the "Lock-up Agreement" these shares held by non-affiliates who have met the two-year holding period requirement may be sold immediately. Shares that qualify for immediate trading and the offering of such shares for sale, could reduce the market price of our shares if, or when, a trading market is established. As of the effective date of this offering, there were approximately 215 non-affiliate shareholders.






                      (This Space Left Intentionally Blank)

                             SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction Financial Statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" elsewhere in this Prospectus. The Statement of Operations data for the years ended December 31, 2000 and December 31, 1999 and the Balance Sheet at December 31, 2000 are derived from financial statements of Vequity Corporation, that have been audited by Hein + Associates LLP, independent accountants, and are included elsewhere in this prospectus. The Statement of Operations data for the 3-month period ended March 31, 2001, and from Inception to March 31, 2001 and the balance sheet data for March 31, 2001 are derived from unaudited financial statements of Vequity Corporation. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of Management, include a fair presentation of the results of operations for such periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

Consolidated Statement Of Operations:

                                                                                                           Cumulative
                                                                                                              From
                                                                                                           Nov. 14, 1995
                                            For The Three Months         For the Years Ended               (Inception)
                                                Ended                           Ended                          To
                                               March 31,                     December 31,                    March 31,
                                               ---------                     ------------                    ---------
                                                 2000                 2000                1999                 2000
                                                 ----                 ----                ----                 ----
OPERATING EXPENSES
     General and administrative              $    156,422         $  1,174,976         $    211,088         $  3,750,377
                                             ------------         ------------         ------------         ------------
LOSS FROM OPERATIONS                             (156,422)          (1,174,976)            (211,088)          (3,750,377)
INTEREST INCOME (EXPENSE), NET                     (5,958)            (660,019)            (259,624)          (1,290,808)
                                             ------------         ------------         ------------         ------------
NET LOSS                                     $   (162,380)        $ (1,834,995)        $   (470,712)        $ (5,041,185)
                                             ============         ============         ============         ============
NET LOSS APPLICABLE TO
    COMMON SHAREHOLDERS:                     $   (278,714)        $ (3,404,065)        $   (470,712)        $ (6,880,223)
NET LOSS PER COMMON SHARE:
        Basic and diluted                    $       (.01)        $       (.09)        $       (.01)
                                             ============         ============         ============

WEIGHTED AVERAGE COMMON
    SHARE OUTSTANDING:
       Basic and diluted                       40,537,000           39,206,000           35,787,000
                                             ============         ============         ============


Consolidated Balance Sheet Data:

Balance Sheet                               March 31, 2001    December 31, 2000
-------------                               --------------    -----------------
Total Assets                                 $   426,399         $   370,105
Total Current Liabilities                    $ 1,211,214         $   980,790
Redeemable series A preferred shares         $   200,000         $   200,000
Redeemable series B preferred shares         $   516,363         $   483,196
Total shareholder's Deficit                 ($ 1,501,178)       ($ 1,248,881)

                             EXECUTIVE COMPENSATION

     To date, our officers have agreed to certain amounts of cash compensation. However, our officers have also agreed to delay actual payments to them until the Company has sufficient funding. If this offering is successful, we have agreed to pay this delayed compensation to four of our officers listed below.

Summary - Delayed Compensation

     The following table sets forth delayed compensation awarded to, earned by and to be paid to our chief executive officer, Thomas H. Moore and other most highly compensated executive officers as of March 31, 2001.

    o Thomas H. Moore, Chief Executive Officer and President            $275,434
    o Jacquelin K. Anderson-Reeves, Vice President - Data Management    $ 60,000
    o Todd A. Gibson, Vice President of Technology                      $ 64,640
    o Dirk L. Cline, Vice President                                     $ 73,235

     We have made loans to Mr. Moore and Mr. Cline that total approximately the same as the amounts owed to them for delayed compensation. They will repay the loans to us from the delayed compensation owed to them.

Annual Compensation

         There are no current contracts with any of our Directors, Executive Officers or other key persons. However, it is anticipated that if this offering is successful and our business plan is implemented, that base compensation will be fixed for our executive officers in the range of $90,000 to $175,000 per year for the first year. Additionally, we may consider a bonus or incentive plan for our officers and key employees, based upon our performance. However, at this time no such plan has been agreed to, designed or implemented.

Stock Ownership

     The following Founder's shares were issued to our executive officers soon after incorporation:

         Name                               Common Shares
         ----                               -------------

         Thomas H. Moore                      22,313,750
         Dirk L. Cline                         1,230,000
         Richard James                         1,080,000

     We have transferred shares to executive officers over the past several years as compensation for services rendered. These shares represent a willingness by our officers to render services with the hope that in the future, the business plan might be implemented and prove successful. The following shares have been issued to our executive officers in consideration for the services they have rendered and intend to render in the future. At the time of issuance of these shares there was no market for the shares and they were without any market value.

         Name                               Common Shares
         ----                               -------------

         Ronald E. Moitzfield                 1,000,000
         Todd A. Gibson                         491,000
         Jacqueline K. Reeves                   353,000
         J. Brent Garfield                      150,000

Director Compensation

     We reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending board meetings. We intend to pay each member of our Board who is not an employee a Director fee for attending meetings of the Board of Directors and committee meetings.

                               VEQUITY CORPORATION
                          (A Development Stage Company)

                          INDEX TO FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Independent Auditor's Report.............................................   F-2

Balance Sheets - March 31, 2001 (unaudited) and December 31, 2000 .......   F-3

Statements of Operations - For the Three Months
Ended March 31, 2001 (unaudited), for the Years Ended
December 31, 2000 and 1999, and Cumulative from
November 14, 1995 (inception) through
March 31, 2001 (unaudited)...............................................   F-4

Statement of Changes in Shareholders' Deficit -
From November 14, 1995 (inception) through
March 31, 2001 (unaudited)...............................................   F-5

Statements of Cash Flows - For the Three Months
Ended March 31, 2001 (unaudited), for the Years Ended
December 31, 2000 and 1999, and Cumulative from
November 14, 1995 (inception)
through March 31, 2001 (unaudited).......................................   F-8

Notes to Financial Statements............................................   F-9

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
Vequity Corporation
Littleton, Colorado

We have audited the accompanying balance sheet of Vequity Corporation (a development stage company) as of December 31, 2000 and the related statements of operations, changes in shareholders' deficit and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vequity Corporation as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial losses from operations, has current liabilities in excess of current assets and is in the development stage. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.




HEIN + ASSOCIATES LLP

Denver, Colorado
March 20, 2001



                                               VEQUITY CORPORATION
                                           (A Development Stage Company)

                                                 BALANCE SHEETS


                                                                                     March 31,         December 31,
                                                                                       2001                2000
                                                                                   -----------         -----------
                                                                                   (unaudited)

                                                      ASSETS
                                                      ------
CURRENT ASSETS:
    Cash and cash equivalents                                                      $    32,897         $    20,914

EQUIPMENT AND FURNITURE, net                                                            14,910              16,325

OTHER ASSETS:
     Receivable from officers                                                          250,226             204,500
     Deferred offering costs                                                           128,366             128,366
                                                                                   -----------         -----------

TOTAL ASSETS                                                                       $   426,399         $   370,105
                                                                                   ===========         ===========


                                         LIABILITIES AND SHAREHOLDERS' DEFICIT
                                         -------------------------------------
CURRENT LIABILITIES:
    Accounts payable                                                               $   191,365         $   130,179
    Accrued consulting expenses                                                        483,309             448,309
    Accrued interest and other expenses                                                 82,550              81,247
    Notes payable, related parties                                                     247,490             170,805
    Preferred stock dividends payable                                                  206,500             150,250
                                                                                   -----------         -----------
         Total current liabilities                                                   1,211,214             980,790

Redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, liquidation preference $1.00 per share:
         Series A, 200,000 (unaudited) and 200,000 shares issued and
             outstanding, respectively                                                 200,000             200,000
         Series B, 794,469 (unaudited) and 749,969 shares issued and
             outstanding, respectively                                                 516,363             438,196

COMMITMENTS (Note 4)

SHAREHOLDERS' DEFICIT:
    Common stock, $.001 par value; 100,000,000 shares authorized,
         41,031,000 (unaudited) and 40,892,000 shares issued
         and outstanding, respectively                                                  41,031              40,892
    Subscriptions receivable                                                           (64,800)            (64,800)
    Additional paid-in capital                                                       5,402,814           5,376,536
    Deficit accumulated during the development stage                                (6,880,223)         (6,601,509)
                                                                                   -----------         -----------
         Total shareholders' deficit                                                (1,501,178)         (1,248,881)
                                                                                   -----------         -----------

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                        $   426,399         $   370,105
                                                                                   ===========         ===========


                                                         F-3


                                                         VEQUITY CORPORATION
                                                    (A Development Stage Company)

                                                       STATEMENTS OF OPERATIONS

                                                                                                              CUMULATIVE
                                                                                                                 FROM
                                                                                                              NOVEMBER 14,
                                                   For The Three                                                 1995
                                                   Months Ended             FOR THE YEARS ENDED              (INCEPTION) TO
                                                    MARCH 31,                   DECEMBER 31,                    MARCH 31,
                                                  ------------        --------------------------------        ------------
                                                      2001                2000                1999                2001
                                                  ------------        ------------        ------------        ------------
                                                   (unaudited)                                                 (unaudited)
OPERATING EXPENSES:
    General and administrative                    $    156,422        $  1,174,976        $    211,088        $  3,750,377
                                                  ------------        ------------        ------------        ------------

LOSS FROM OPERATIONS                                  (156,422)         (1,174,976)           (211,088)         (3,750,377)

INTEREST INCOME (EXPENSE), net                           5,958             660,019             259,624           1,290,808
                                                  ------------        ------------        ------------        ------------

NET LOSS                                              (162,380)         (1,834,995)           (470,712)         (5,041,185)
                                                  ------------        ------------        ------------        ------------

PREFERRED STOCK DIVIDENDS
    Accrued                                            (56,250)           (150,250)               --              (206,500)
    Paid in common stock                                  --            (1,250,000)               --            (1,250,000)
    Imputed                                            (60,084)           (168,820)               --              (382,538)
                                                  ------------        ------------        ------------        ------------
                                                      (116,334)         (1,569,070)               --            (1,839,038)
                                                  ------------        ------------        ------------        ------------

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS        $   (278,714)       $ (3,404,065)       $   (470,712)       $ (6,880,223)
                                                  ============        ============        ============        ============

NET LOSS PER COMMON SHARE:
    Basic and diluted                             $       (.01)       $       (.09)       $       (.01)
                                                  ============        ============        ============

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING:
    Basic and diluted                               40,537,000          39,206,000          35,787,000
                                                  ============        ============        ============














                                                                   F-4




                                                    VEQUITY CORPORATION
                                                (A Development Stage Company)

                                        STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
                                             FROM NOVEMBER 14, 1995 (INCEPTION)
                                             THROUGH MARCH 31, 2001 (UNAUDITED)



                                                     COMMON STOCK                         ADDITIONAL
                                               -------------------------   SUBSCRIPTIONS    PAID-IN      ACCUMULATED
                                                  SHARES        VALUE      RECEIVABLE       CAPITAL        DEFICIT         TOTAL
                                               -----------   -----------   -----------    -----------    -----------    ------------

BALANCES, November 14, 1995                           --     $      --     $      --      $      --      $      --      $      --

    Founders' shares                            30,706,200        30,706          --           (6,506)          --           24,200
    Stock purchase ($.06 to $.22/share)            125,000           125          --           14,875           --           15,000
    Net loss                                          --            --            --             --             --             --
                                               -----------   -----------   -----------    -----------    -----------    -----------

BALANCES, December 31, 1995                     30,831,200        30,831          --            8,369           --           39,200

    Stock purchase ($.50/share)                    369,500           370       (37,700)       188,130           --          150,800
    Stock issued for interest ($.50/share)         358,000           358          --          178,642           --          179,000
    Stock for services ($.50/share)              1,173,230         1,173          --          585,442           --          586,615
    Stock purchase ($1.00/share)                    44,070            44       (27,100)        44,026           --           16,970
    Net loss                                          --            --            --             --       (1,007,839)    (1,007,839)
                                               -----------   -----------   -----------    -----------    -----------    -----------

BALANCES, December 31, 1996                     32,776,000        32,776       (64,800)     1,004,609     (1,007,839)       (35,254)

    Stock purchase ($.50/share)                     67,000            67          --           32,533           --           32,600
    Stock for services ($.50/share)                106,600           107          --           53,193           --           53,300
    Stock issued for interest ($.50/share)         678,500           678          --          338,572           --          339,250
    Common shares issued in conjunction
        with preferred stock                       575,000           575          --           58,908           --           59,483
        offering ($.09/share)
    Net loss                                          --            --            --             --       (1,065,452)    (1,065,452)
                                               -----------   -----------   -----------    -----------    -----------    -----------

BALANCES, December 31, 1997                     34,203,100        34,203       (64,800)     1,487,815     (2,073,291)      (616,073)




                                                           F-5

                                                    VEQUITY CORPORATION
                                                (A Development Stage Company)

                                        STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
                                             FROM NOVEMBER 14, 1995 (INCEPTION)
                                             THROUGH MARCH 31, 2001 (UNAUDITED)
                                                        (continued)



                                                     COMMON STOCK                         ADDITIONAL
                                               -------------------------   SUBSCRIPTIONS    PAID-IN      ACCUMULATED
                                                  SHARES        VALUE      RECEIVABLE       CAPITAL        DEFICIT         TOTAL
                                               -----------   -----------   -----------    -----------    -----------    ------------

BALANCES, December 31, 1997                    34,203,100    $    34,203    $   (64,800)   $ 1,487,815   $(2,073,291)   $  (616,073)

    Common shares issued in conjunction
        with preferred
        stock offering ($.11/share)               763,000            763           --           93,388          --           94,151
    Stock purchase ($.17/share)                    95,750             96           --           16,054          --           16,150
    Stock purchase ($.50/share)                    66,600             66           --           33,234          --           33,300
    Stock for services ($.50/share)                66,000             66           --           32,934          --           33,000
    Stock issued for penalties and
        interest ($.50/share)                     222,000            222           --          110,778          --          111,000
    Preferred stock dividend                         --             --             --             --        (153,634)      (153,634)
    Net loss                                         --             --             --             --        (499,807)      (499,807)
                                              -----------    -----------    -----------    -----------   -----------    -----------

BALANCES, December 31, 1998                    35,416,450         35,416        (64,800)     1,774,203    (2,726,732)      (981,913)

    Stock issued for penalties and
        interest ($.50/share)                     425,000            425           --          212,075          --          212,500
    Stock for services ($.50/share)               107,782            108           --           53,783          --           53,891
    Common shares issued in conjunction
        with preferred stock
        offering ($.25/share)                      20,000             20           --            4,980          --            5,000
    Net loss                                         --             --             --             --        (470,712)      (470,712)
                                              -----------    -----------    -----------    -----------   -----------    -----------

BALANCES, December 31, 1999                    35,969,232         35,969        (64,800)     2,045,041    (3,197,444)    (1,181,234)

    Reduction of founder shares                (3,292,950)        (3,293)          --            3,293          --             --
    Common shares issued in conjunction
        with preferred stock
        offering ($.18/share)                   1,897,250          1,897           --          355,328          --          357,225
    Stock issued for conversion
        of notes payable
        ($.22/share)                              519,299            520           --           96,403          --           96,923
    Stock gift ($.50/share)                       150,000            150           --           74,850          --           75,000
    Stock issued for penalties
        and interest                            1,264,269          1,264           --          613,556          --          614,820




                                                         F-6



                                                    VEQUITY CORPORATION
                                                (A Development Stage Company)

                                        STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT
                                             FROM NOVEMBER 14, 1995 (INCEPTION)
                                             THROUGH MARCH 31, 2001 (UNAUDITED)
                                                        (continued)



                                                     COMMON STOCK                         ADDITIONAL
                                               -------------------------   SUBSCRIPTIONS    PAID-IN      ACCUMULATED
                                                  SHARES        VALUE      RECEIVABLE       CAPITAL        DEFICIT         TOTAL
                                               -----------   -----------   -----------    -----------    -----------    ------------

    Stock issued for services ($.50/share)        1,884,900   $     1,885   $      --      $   940,565   $      --      $   942,450
    Common stock issued in partial
      settlement of Series A
        Preferred redemption obligations
         ($.50/share)                             2,500,000         2,500          --        1,247,500    (1,250,000)          --
    Accrual of Series A redemption obligation          --            --            --             --        (150,250)      (150,250)
    Accretion of Series B preferred                    --            --            --             --        (168,820)      (168,820)
    Net loss                                           --            --            --             --      (1,834,995)    (1,834,995)
                                                -----------   -----------   -----------    -----------   -----------    -----------

BALANCES, December 31, 2000                      40,892,000        40,892       (64,800)     5,376,536    (6,601,509)    (1,248,881)

    Common shares issued in conjunction
        with preferred stock
        offering ($.25/share) (unaudited)            39,000            39          --            9,711          --            9,750
    Common stock issued in conjunction
        with preferred stock
        issuance ($.17/share) (unaudited)           100,000           100          --           16,567          --           16,667
    Accrual of Series A redemption
        obligation (unaudited)                         --            --            --             --         (56,250)       (56,250)
    Accretion of Series B preferred
        (unaudited)                                    --            --            --             --         (60,084)       (60,084)
    Net loss (unaudited)                               --            --            --             --        (162,380)      (162,380)
                                                -----------   -----------   -----------    -----------   -----------    -----------

BALANCES, March 31, 2001 (unaudited)             41,031,000   $    41,031   $   (64,800)   $ 5,402,814   $(6,880,223)   $(1,501,178)
                                                ===========   ===========   ===========    ===========   ===========    ===========


                                                           F-7



                                                       VEQUITY CORPORATION
                                                 (A Development Stage Company)

                                                    STATEMENTS OF CASH FLOWS
                                                                                                              CUMULATIVE
                                                                                                           FROM NOVEMBER 14,
                                                     For the Three                                               1995
                                                    Months Ended              FOR THE YEARS ENDED           (INCEPTION) TO
                                                      March 31,                  DECEMBER 31,                  MARCH 31,
                                                     -----------        ------------------------------        -----------
                                                         2001               2000               1999              2001
                                                     -----------        -----------        -----------        -----------
                                                      (unaudited)                                             (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                         $  (162,380)       $(1,834,995)       $  (450,712)       $(5,041,185)
    Adjustments to reconcile net loss to
        net cash from
        operating activities:
         Depreciation and amortization                     1,609              6,081                859             16,903
         Interest expense paid by stock                     --              618,819            212,500          1,460,569
         Stock for services                                 --              942,450             43,891          1,659,256
         Stock issued as donation                           --               75,000               --               75,000
         Stock issued for payment of                      25,000               --                 --               25,000
              expenses
         Changes in assets and
         liabilities:
             (Increase) decrease in:
                  Other assets                              --                 --               11,427            191,366
             Increase (decrease) in:
                  Accounts payable                        61,187             32,922             16,209               --
                  Accrued expenses                        37,987             54,790             97,983            567,543
                                                     -----------        -----------        -----------        -----------
        Net cash used in operating                       (36,597)          (104,933)           (67,843)        (1,045,548)
                                                     -----------        -----------        -----------        -----------
        activities
CASH FLOWS FROM INVESTING ACTIVITIES:
    Increase in note receivables                         (45,726)          (182,800)              --             (250,226)
    Purchase of equipment and furniture                     (194)           (18,128)              --              (31,813)
                                                     -----------        -----------        -----------        -----------
        Net cash used in investing                       (45,920)          (200,928)              --             (282,039)
                                                     -----------        -----------        -----------        -----------
        activities
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from common stock                             9,750            357,225              1,500            799,878
    Proceeds from preferred stock                          9,750            202,650               --              455,486
    Costs of public offering                                --             (128,366)              --             (128,366)
    Advances under related party notes                    75,000               --              110,067            707,609
    Payments of related party notes                         --             (104,769)           (43,733)          (474,123)
                                                     -----------        -----------        -----------        -----------
        Net cash provided by financing                    94,500            326,740             67,834          1,360,484
                                                     -----------        -----------        -----------        -----------
        activities
NET INCREASE (DECREASE) IN CASH AND CASH                  11,983             20,879                 (9)            32,897
    EQUIVALENTS
CASH AND CASH EQUIVALENTS, beginning of period            20,914                 35                 44               --
                                                     -----------        -----------        -----------        -----------
CASH AND CASH EQUIVALENTS, end of period             $    32,897        $    20,914        $        35        $    32,897
                                                     ===========        ===========        ===========        ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid for interest                           $      --          $    23,455        $      --          $      --
                                                     ===========        ===========        ===========        ===========
    Cash refund of income taxes                      $      --          $      --          $    11,427        $      --
                                                     ===========        ===========        ===========        ===========
    Accretion of preferred stock                     $    60,084        $   168,820        $      --          $   228,904
                                                     ===========        ===========        ===========        ===========
    Notes payable converted to preferred
    and common stock                                 $      --          $   154,650        $      --          $   154,650
                                                     ===========        ===========        ===========        ===========
    Preferred stock dividends paid in
    common stock                                     $      --          $ 1,250,000        $      --          $ 1,250,000
                                                     ===========        ===========        ===========        ===========


                                                              F-8

                               VEQUITY CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
     (Information for Periods Subsequent to December 31, 2000 is Unaudited)


1.      NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:
        ------------------------------------------------------

        Nature of Business Operations - Vequity Corporation (a development stage company) (the "Company") is an Internet advertising and transaction company and was formed in 1995. To date, the Company's activities have consisted exclusively of raising capital, structuring strategic relationships, developing and testing an Internet-specific business directory and search engine, and testing a new business model with potential advertisers. As the Company has not yet commenced principal operations, it is therefore still considered in the development stage.

        Liquidity - The Company has incurred losses of approximately $6,600,000 through December 31, 2000, has current liabilities in excess of current assets of approximately $960,000 and a shareholders' deficit of approximately $1,200,000 at December 31, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans include the simultaneous generation of advertising and Website development revenues and equity financing through its business model.

        Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

        Deferred Offering Costs- The amount represents costs incurred in connection with a proposed public offering that was in process at December 31, 2000. This amount will be offset against the proceeds if the offerings is successful, or expensed in operations if the offering is unsuccessful.

        Depreciation - Equipment and furniture are recorded at cost. Depreciation is provided over the assets' estimated useful lives of 3 to 7 years using the straight line method. The cost and accumulated depreciation of furniture and equipment sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred and betterments are capitalized.

        Research and Development Costs - Research and development costs are charged to operations in the period incurred.

        Loss Per Share - The loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS) with a presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing the income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS were the same for 2000 and 1999 because there was no potential common stock outstanding.

        Revenue Recognition - The Company recognizes revenue as advertising services performed.

                               VEQUITY CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
     (Information for Periods Subsequent to December 31, 2000 is Unaudited)

        Accounting Estimates - The preparation of financial statements in conformity generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

        Impairment of Long-Lived Assets - In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

        Stock-Based Compensation - As permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net income and EPS disclosures for employee stock option grants are also included in the notes to the financial statements as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method. There were no stock options granted during the period from inception to December 31, 2000.

        Fair Value of Financial Instruments - The estimated fair values for financial instruments under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes cash, accounts payable, notes payable, and other debt, approximate the carrying value in the financial statements at December 31, 2000, as the instruments will either be paid in the near future or the interest rates approximate the Company's prevailing borrowing rate.

        Income Taxes - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Interim Financial Information - The accompanying interim financial information for the period ended March 31, 2001 has been taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to properly reflect the financial position, the results of operations, and the cash flows of the Company for the periods presented.

                               VEQUITY CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
     (Information for Periods Subsequent to December 31, 2000 is Unaudited)

2.     EQUIPMENT AND FURNITURE:
       -----------------------

        Equipment and furniture at December 31, 2000 consists of the following:

               Furniture and fixtures                              $    12,470
               Computers and equipment                                  18,875
               Software and other                                          275
                                                                   -----------
                                                                        31,620
               Less accumulated depreciation and amortization          (15,295)
                                                                   -----------

                                                                   $    16,325
                                                                   ===========

        Depreciation and amortization expense of $6,082 and $2,359 was charged to operations for the years ended December 31, 2000 and 1999, respectively.

 3.     NOTES PAYABLE, RELATED PARTIES
        ------------------------------

        As of December 31, 2000 the Company had several notes payable to various stockholders with outstanding balances of $170,805 and $430,224 at December 31, 2000 and 1999, respectively. The majority of these notes were in default at year-end. Interest was paid in stock at the time the notes were signed, with additional stock paid as default interest. The weighted average interest rate of the notes is 13.73%. Interest expense was based on the value of the stock at the time of transaction. In April 2000, $104,769 of these notes were paid and $154,650 were converted into a total of 154,650 shares of Series B Preferred Stock and 579,299 shares of Common Stock.

  4.    COMMITMENTS AND CONTINGENCIES:
        -----------------------------

        Offices Leases - The Company leases office space under a lease which expires on August 31, 2001. Monthly lease payments are approximately $2,682.

        Office rent expense totaled $38,467 and $32,512 for the years ended December 31, 2000 and 1999, respectively.

        Accrued Consulting Expense - Due to limited working capital of the Company, all of the Company's employees agreed with the Company's Board of Directors to defer their salary until the Company obtains funding through public or private offering. As of December 31, 2000, a total of $448,309 was accrued and unpaid.

        Enhancements and Co-Branding Agreement - The Company has entered into an agreement with InfoSpace.com, Inc., (InfoSpace), an existing internet director system and search engine. Pursuant to the agreement, advertising listings in the Company's directory will be linked to InfoSpace's existing directories and search engines. The Company also has the right to use InfoSpace's web-based software packages for use in website creation and integration of websites into the Company's directory.

                               VEQUITY CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
     (Information for Periods Subsequent to December 31, 2000 is Unaudited)


        The agreement contains the following revenue sharing provisions:

     o Website Revenue - Vequity shall pay a portion of website revenues ranging from $100 to $400 per website, based on the number of websites sold per year to a maximum fee of $6,000,000 per year, and with minimum monthly payments of $20,000.

     o Advertising Revenues - The party selling will receive a commission of 30% and the remaining revenues will be shared equally.

     o Referral Fees - The Company will reserve 80% of the fees generated from referrals by the Company to InfoSpace's co-branding services.

        The term of the agreement is from August 1999 through August 2001, renewable automatically for successive one-year terms unless terminated by either party. Either party may terminate the agreement upon 60-days written notice.

        Software Agreement - The Company settled a lawsuit in 1999 with a software service provider whereby the Company was obligated to pay the provider $20,000 over two years. During 2000, $8,000 of this obligation was paid, with the remaining $12,000 to be paid in 2001.

5.      INCOME TAXES:
        ------------

        Under SFAS No. 109, deferred taxes result from temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

        The components of the net deferred tax asset as of December 31, are as follows:

                                                            2000                1999
                                                         -----------        -------------

        Current deferred tax asset:
                Prepaid expense                          $     7,000        $          -
        Long-term deferred tax asset:
                Deferred costs                             1,266,000             828,000
                Net operating loss carryforward              480,000             235,000
        Valuation allowance                               (1,753,000)         (1,063,000)
                                                         -----------        ------------

                                                         $         -        $          -
                                                         ===========        ============

        The valuation allowance results from the inability to predict sufficient future taxable income to utilize the assets. At December 31, 2000, the Company has approximately $1,200,000 available in net operating loss carryforwards, which begin to expire from 2011 to 2020.

                                      F-12


                               VEQUITY CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
     (Information for Periods Subsequent to December 31, 2000 is Unaudited)

        Total income tax expense for 2000 and 1999 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income as follows:

                                                                               2000              1999
                                                                           -----------       ------------

           Statutory rate                                                       (34.0%)            (34.0%)
           State income taxes, net of Federal income tax benefit                 (3.3%)             (3.3%)
           Increase (reduction) in valuation allowance related to net operating loss carryforwards and change in
                   temporary differences                                          37.3%             37.3%
                                                                           -----------       -----------

                                                                           $         -       $         -
                                                                           ===========       ===========


6.      PREFERRED STOCK:
        ---------------

        The Board of Directors has the authority to designate and issue preferred stock and to designate the rights, privileges and preferences of each class of preferred stock.

        In 1997 and 1998, the Company issued a total of 200,000 shares of Series A Senior Redeemable and Convertible Preferred Stock (Series A Preferred) and 1,338,000 shares of common stock for proceeds of $200,000. The cash proceeds were allocated to preferred and common shares based upon their relative fair values. The Series A Preferred is redeemable at $1.00 per share and was originally scheduled to be redeemed by the Company on or before January 1, 1999. Because the redemption did not occur as scheduled, in April and May 2000, the Company entered into a settlement agreement with the holders whereby the Company issued a total of 2,500,000 shares of common stock and agreed to make cash payments totaling $225,000 on or before June 15, 2001. The common shares have been recorded as a dividend at $.50 per share to the preferred shareholders, and the cash payments are being accrued as a dividend.

        In 1999 the Company issued 10,000 shares of Series B Redeemable and Convertible Preferred Stock (Series B Preferred) for proceeds of $10,000. During the year ended December 31, 2000, the Company issued the following Series B Preferred shares:

     o 573,000 shares for cash of $573,000. The Company also issued 1,897,250 shares of common stock in conjunction with this offering. The cash proceeds were allocated to the preferred and common shares based upon their relative fair values. $13,125 of this amount is receivable at December 31, 2000 and is recorded as a reduction of the carrying value of the Series B Preferred.

     o 154,650 shares of Series B Preferred and 519,299 shares of Common Stock in settlement of notes payable of $154,650. The amount of debt settled was allocated to the preferred and common shares based upon their relative fair values.

                               VEQUITY CORPORATION
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
     (Information for Periods Subsequent to December 31, 2000 is Unaudited)


     o 12,319 shares of Series B Preferred and 51,269 shares of Common Stock in lieu of penalty and interest on notes payable. The expense was allocated to the preferred and common shares based upon their relative fair values.

        During the quarter ended March 31, 2001, the Company issued the following Series B Preferred shares:

     o 19,500 shares for cash of $19,500. The Company also issued 39,000 shares of common stock in conjunction with this offering. The cash proceeds were allocated to the preferred and common shares based on their relative fair values.

     o 25,000 shares in exchange for $25,000 of expenses paid on behalf of the Company. The Company also issued 100,000 shares of common stock in conjunction with the preferred shares. The total value of the transaction was allocated to the preferred and common shares based on their relative fair values.

        The Series B Preferred is redeemable and convertible at the sole discretion of the Company, under one of the following options:

     o Option One - The Company will redeem the Series B Preferred for a cash payment of $1.00 per share, within two years of the date of purchase. If the cash payment is not made when due, a penalty of $0.05 per share per month will accrue, up to a maximum penalty of $1.00 per share. In addition, the Company will issue to the holder two to five shares of common stock for each share of Series B Preferred purchased. The number of shares of common stock to be issued is dependent upon the amount of the shareholder's investment. These shares were issued along with the preferred stock as the Company intends to exercise this option.

     o Option Two - The Company may redeem and convert the Series B Preferred shares for no cash and seven common shares (including the shares already issued) for each preferred share.

        The Company intends to exercise Option One, therefore the Series B Preferred shares have been classified outside of the stockholders' equity section of the accompanying balance sheet. The carrying value of the Preferred Stock is being accreted to its cash redemption price of $1.00 per share.


7.      RECEIVABLE FROM OFFICERS:
        -------------------------

        The Company advanced a total of $182,800 to two officers of the Company during 2000. In addition, one of the officers had borrowed $21,700 in a prior period, and the resultant receivable from stockholders was $204,500 at December 31, 2000. The loans are expected to be repaid once operations of the Company have commenced.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We have not had any change or disagreement with accountants in the last two fiscal years.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the shares and warrants offered hereby. This prospectus, filed as a part of the registration statement does not contain all of the information contained in the registration statement and exhibits and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the terms of referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by the reference. The registration statement and the exhibits and schedules filed with the Securities and Exchange Commission may be inspected by you at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The commission also maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to us and the shares and warrants offered by this prospectus, reference is made to the registration statement.

     We intend to furnish annual reports to shareholders that will include audited financial statements reported on by our Certified Public Accountants. In addition, we may issue unaudited quarterly or other interim reports to shareholders, as we deem appropriate. We will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

                             SUBSCRIPTION PROCEDURES

     After the registration statement has been declared "effective," we will provide to each prospective investor a copy of the final Prospectus relating to this offering that will include an agreement to purchase shares of the common stock (the "Subscription Agreement,"). Completed Subscription Agreements, together with the appropriate payment for the common stock, must be delivered to one of our officers or directors or mailed to our office before a subscription can be accepted. (See "How to Subscribe," below)

     Receipt of a Subscription Agreement together with a tender of payment for the subscribed shares as described herein shall not constitute acceptance of a subscription. All subscription payments and executed Subscription Agreements will be delivered to our office for consideration for acceptance and for processing of the written confirmation of sale.

     We will process and consider for acceptance all qualified subscriptions in the order received. Stock certificates will not be issued to subscribers until such time as the funds related to the purchase of common stock have been received by us and subsequently clear our bank, or are determined to be good funds and a written confirmation of sale has been sent to the subscriber. Our acceptance of a subscription shall be evidenced solely by the delivery to the subscriber of a written confirmation of sale. In the case of advertisers desiring to purchase shares or exercise warrants, we must also verify that a website has been purchased or renewed before we will issue shares. Until such time as stock certificates are issued to the subscribers, the subscribers will not be considered shareholders of Vequity. Subscribers will have the right to a return of their subscription payment within 30 days of receipt, unless we accept such payment and issue the written confirmation of sale. Any and all interest earned on such funds will belong to Vequity and such funds will not be escrowed.

Until June 1, 2003 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
                 -----------------------------------------------


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitations of Liability of Directors and Indemnification of Directors and Officers

     As permitted by the Colorado's business corporation law, our Articles of Incorporation provide that our Directors and officers shall not be liable to Vequity or its shareholders for any action they may take, or omit to take, in their capacity as Directors or officers if, in connection with such action or omission, the Director or officer acted in good faith, with the care an ordinary prudent person in a similar position would take, and in a way that he or she believes to be in the best interests of the corporation. In carrying out their duties, our Directors and officers are entitled to rely upon the information, opinions, reports, statements, financial statements and other financial data prepared by others that the Director or officer reasonably believes to be reliable and competent in the matters presented or within such persons' professional or expert competence.

     Further, as allowed under Colorado's business corporation law, our Articles of Incorporation eliminates the personal liability of our Directors to Vequity or its shareholders for monetary damages for breach of fiduciary duty as a Director, except in the following circumstances:

     (1) for breach of the Director's duty of loyalty to Vequity or its Stockholders;
     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     (3)  for voting for or assenting to an unlawful distribution; or
     (4) for any transaction from which the Director derived an improper personal benefit.

     Our Director's and officer's do not have personal liability for any injury to a person or property arising out of a tort committed by our employees, unless the officer or Director was personally involved in the tort or committed a criminal offense in connection with the tort.

     Our Articles of Incorporation provide that we indemnify any person made party to a threatened, pending or completed action, suit, civil, criminal, administrative or investigative proceeding, whether formal or informal, because such person was or is serving as a Vequity Director. This indemnity extends to a Director upon a determination by the Board of Directors that the Director being indemnified acted in good faith and reasonably believed that his or her conduct was in our best interest. In a criminal matter the indemnity is extended if it is determined by the Board of Directors that the Director being indemnified had no reasonable cause to believe that his or her action was unlawful. Indemnity does not extend to a Director, if the Director is adjudged liable to us or is adjudged liable on the basis of having derived an improper personal benefit.

         In addition to the indemnity provided to its Directors, we shall advance the costs of defense to a Director named in a proceeding, provided that the Board of Directors determines that the facts known to the board do not preclude indemnification and that the Director furnishes us with a written affirmation that he or she has met the standards of conduct required of Directors by Colorado law and that he or she will repay the advance if it is ultimately determined that he or she did not meet the standard of conduct required by Colorado law.

     Our Articles of Incorporation also provide that our officers will be indemnified and will have their expenses advanced if they are involved in a legal proceeding as a result of their service as an officer upon the same basis as the Directors are indemnified.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Filing Fee                 $     13,728
Accounting Fees                                               $     25,000
Legal Fees                                                    $     25,000
Printing and Engraving Fees                                   $     17,000
Edgar Filing Costs                                            $      1,000
Blue Sky Fees and Expenses                                    $     50,000
Transfer Agent Fees                                           $    125,000
Advertising and Promotion                                     $    500,000
Miscellaneous Expenses                                        $     50,000
                                                              ------------
         Total                                                $    806,728

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since August of 1997 the Registrant has issued securities without registration under the Securities Act in the following transactions:

     1. In 1996 the Registrant made a Regulation D offering of its common stock that was sold by the Registrant's management. These sales were made in reliance upon Rule 504 and not as a result of any general solicitation or advertising. The aggregate offering price did not exceed $1,000,000. The securities issued were without a restrictive legend. Many of the shares purchased in this offering were not actually issued until a later date. Shares sold in this offering that were issued within the past three years are as follows:



Name                                Date of Issue    Number of Shares           Consideration Per Share
----                                -------------    ----------------           -----------------------
Bruce E. Banke                      12/3/1997                1,000                      $0.50
Ross A. Banke                       12/3/1997                1,000                      $0.50
Dona Bustamante                     06/29/1998               7,000                      $0.71
Freda Darling                       01/17/1998              10,000                      $0.50
Raymond W. & Susan C. Evans         01/17/1998              10,000                      $0.50
Timothy L. Foerster                 01/17/1998              10,000                      $0.50
Evette Higley                       01/17/1998                 600                      $0.33
Fred C. Hill & Elaine C. Hill       01/17/1998               6,000                      $0.50
Norman J. & Anita J. Schneider      01/17/1998              10,000                      $0.50
L. Foerster IRA Acct.               01/17/1998              20,000                      $0.20
Nicholas E. MacFalls                03/3/1998                1,250                      $1.00



2. As of March 31, 2001 the Registrant issued 794,469 shares of Series "B" preferred stock and subsequently the Registrant sold 7,000 shares of Series "B" preferred stock pursuant to a Regulation D offering for a consideration of $1.00 per share. The total Series "B" preferred shares sold was 801,469. The shares were sold by the Registrant's management. These sales were made in reliance upon Rules 504 and not as a result of any general solicitation or advertising. The aggregate offering price did not exceed $1,000,000. The securities issued were restricted as to their resale without registration or an exemption therefrom. Pursuant to redemption rights with respect to the Series "B" preferred shares, we issued 2,671,572 shares of common stock to the preferred shareholders as a partial redemption of their preferred shares. The preferred shareholders receiving preferred shares and common stock pursuant to the partial redemption are as follows:



Name                                Date of Issue    Number of shares           Consideration Per Share
----                                -------------    ----------------           -----------------------

Arlo & Nancy Allen                  11/22/2000       2,500 preferred            $1
                                    11/22/2000       5,000 common               Shares issued/partial redemption
Cathy Alley                         11/22/2000       2,000 preferred            $1
                                    11/22/2000       4,000 common               Shares issued/partial redemption
Lori Alley                          11/22/2000       1,000 preferred            $1
                                    11/22/2000       2,000 common               Shares issued/partial redemption
David G. Anderson                   04/30/2000       20,000 preferred           $1
                                    04/30/2000       40,000 common              Shares issued/partial redemption
Jack D. Anderson                    02/15/2000       25,000 preferred           $1
                                    02/15/2000       100,000 common             Shares issued/partial redemption
Frederick & Robyn Balli             04/21/2000       58,878 preferred           $1
                                    04/21/2000       294,390 common             Shares issued/ partial redemption
Bijoux By Rebecca, Inc.             04/10/2000       25,000 preferred           $1
                                    04/10/2000       100,000 common             Shares issued/partial redemption
James D. Bechtel                    04/30/2000       7,000 preferred            $1
                                    04/30/2000       14,000 common              Shares issued/partial redemption
Joyce Billings                      02/17/2001       1,000 preferred            $1
                                    02/17/2001       2,000 common               Shares issued/partial redemption
Lisa Bindner                        02/24/2000       5,000 preferred            $1
                                    02/24/2000       10,000 common              Shares issued/partial redemption
Patti Bindner                       02/24/2000       5,000 preferred            $1
                                    02/24/2000       10,000 common              Shares issued/partial redemption
Robert L. Bland                     02/15.2000        15,000 preferred          $1
                                    02/15.2000       60,000 common              Shares issued/partial redemption
William Carey                       03/31/2000        5,000 preferred           $1
                                    03/31/2000        10,000 common             Shares issued/partial redemption
Patricia Carr                       04/10/2000        10,000 preferred          $1
                                    04/10/2000        20,000  common            Shares issued/partial redemption
Gary N. Clark                       03/6/2000         50,000 preferred          $1
                                    03/6/2000         250,000 common            Shares issued/partial redemption
Chari Crawford                      02/1/2000         10,000 preferred          $1
                                    02/1/2000         20,000 common             Shares issued/partial redemption
Richard & Lisa Davis                04/30/2000        5,000 preferred           $1
                                    04/30/2000        10,000 common             Shares issued/partial redemption
Robert Dickson                      05/5/2000         25,000 preferred          $1
                                    05/5/2000         100,000 common            Shares issued/partial redemption
Nancy Edgington                     02/17/2001        1,000 preferred           $1
                                    02/17/2001        2,000 common              Shares issued/partial redemption
Lavell & Patti Edwards              04/30/2000        10,000 preferred          $1
                                    04/30/2000        20,000 common             Shares issued/partial redemption
Alvin G. Eisele & Doris S. Eisele   04/30/2000        10,765 preferred          $1
                                    04/30/2000        21,530 common             Shares issued/partial redemption
Marc & Lisa Ericson                 02/17/2001        1,500 preferred           $1
                                    02/17/2001        3,000 common              Shares issued/partial redemption
R. Marc Ferguson Living Trust       03/3/2000         10,000 preferred          $1
                                    03/3/2000         20,000 common             Shares issued/partial redemption
Timothy & Gail Foerster             04/30/2000        2,713 preferred           $1
                                    04/30/2000        5,426 common              Shares issued/partial redemption
John & Carolyn Fulton               01/21/00          5,000 preferred           $1
                                    01/21/00          10,000 common             Shares issued/partial redemption
Leatrice Garcia                     12/30/1999        5,000 preferred           $1
                                    12/30/1999        10,000 common             Shares issued/partial redemption
Steven & Laura Garvert              2/15/2000         5,000 preferred           $1
                                    2/15/2000         10,000 Common             Shares issued/partial redemption
Dennis Graves                       04/30/2000        5,646 preferred           $1
                                    04/30/2000        11,292 common             Shares issued/partial redemption

                                                         II-3



Todd Gibson                         01/15/2001        25,000 preferred          $1
                                    01/15/2001        100,000 common            Shares issued/partial redemption
Harrison Investment LC Ret. Plan    02/1/00           10,000 preferred          $1
                                    02/1/00           20,000 common             Shares issued/partial redemption
Highmark International              10/26/00          10,000 preferred          $1
                                    10/26/00          20,000 common             Shares issued/partial redemption
Charlene Holdener                   04/16/2001        6,000 preferred           $1
                                    04/16/2001        12,000 common             Shares issued/partial redemption
Claudia N. Hawley                   02/2/2000         4,000 preferred           $1
                                    02/2/2000         8,000 common              Shares issued/partial redemption
Evette Higley                       02/9/2000         5,000 preferred           $1
                                    02/9/2000         10,000 common              Shares issued/partial redemption
Fred C. Hill & Elaine C. Hill       03/7/2000         2,000 preferred           $1
                                    03/7/2000         4,000 common              Shares issued/partial redemption
Fred C. Hill & Elaine C. Hill       03/6/2001         3,000 preferred           $1
                                    03/6/2001         6,000 common              Shares issued/partial redemption
Rod E. Holcomb                      01/21/2000        5,000 preferred           $1
                                    01/21/2000        10,000  common            Shares issued/partial redemption
Sally Rebeccah Howard               11/16/2000        10,000 preferred          $1
                                    11/16/2000        20,000 common             Shares issued/partial redemption
Thomas N. Huckin                    04/30/2000        10,000 preferred          $1
                                    04/30/2000        40,000 common             Shares issued/partial redemption
Richard W. James                    04/30/2000        30,000 preferred          $1
                                    04/30/2000        120,000  common           Shares issued/partial redemption
Colleen M. Jones                    04/30/2000        5,000 preferred           $1
                                    04/30/2000        10,000 common             Shares issued/partial redemption
Scott & Elizabeth Jones             04/30/2000        6,541 preferred           $1
                                    04/30/2000        13,082 common             Shares issued/partial redemption
La Boto De Oro                      03/30/2001        1,000 preferred           $1
                                    03/30/2001        2,000 common              Shares issued/partial redemption
Craig A. Larson                     04/30/2000        5,000 preferred           $1
                                    04/30/2000        10,000 common             Shares issued/partial redemption
Robert Larson                       06/08/2000        10,000 preferred          $1
                                    06/08/2000        20,000 common             Shares issued/partial redemption
Scott & Catherine Lemley            02/1/2000         5,000 preferred           $1
                                    02/1/2000         10,000 common             Shares issued/partial redemption
Jon Lutz                            05/5/2000         25,000 preferred          $1
                                    05/5/2000         100,000 common            Shares issued/partial redemption
Elaine Manwaring                    02/15/2000        1,000 preferred           $1
                                    02/15/2000        2,000 common              Shares issued/partial redemption
Michael P. McGrath                  01/24/2000        5,000 preferred           $1
                                    01/24/2000        10,000 common             Shares issued/partial redemption
Thomas McGrath                      01/24/2000        1,000 preferred           $1
                                    01/24/2000        2,000 common              Shares issued/partial redemption
Travis & Sherri McQuivey            04/30/2000        2,500 preferred           $1
                                    04/30/2000        5,000 common              Shares issued/partial redemption
Robert Mulford                      11/8/2000         10,000 preferred          $1
                                    11/8/2000         20,000 common             Shares issued/partial redemption
Steve Murphy                        05/5/2000         5,000 preferred            $1
                                    05/5/2000         10,000 common             Shares issued/partial redemption
Henry & Diane P. Narvaez            12/30/1999        5,000 preferred           $1
                                    12/30/1999        10,000 common             Shares issued/partial redemption
Paul & Wendy Naylor                 03/16/2000        5,000 preferred           $1
                                    03/16/2000        10,000 common             Shares issued/partial redemption
Dwight D. & Janice J. Nissen        04/30/2000        2,713 preferred           $1
                                    04/30/2000        5,426 common              Shares issued/partial redemption

                                                             II-4


Bobbi Ann & George Peerless         02/9/2000         30,000 preferred          $1
                                    02/9/2000         120,000 common            Shares issued/partial redemption
James R. & Joan M. Penneck          04/30/2000        15,000 preferred          $1
                                    04/30/2000        30,000 common             Shares issued/partial redemption
Charles & Annie Preti               04/30/2000        5,000 preferred           $1
                                    04/30/2000        10,000 common             Shares issued/partial redemption
Eugene & Elizabeth Ramazetti        06/30/2000        5,000 preferred           $1
                                    06/30/2000        10,000 common             Shares issued/partial redemption
John D. Reid                        02/23/2000        1,000 preferred           $1
                                    02/23.2000        2,000 common              Shares issued/partial redemption
Scott Robinson                      04/6/2000         25,000 preferred          $1
                                    04/6/2000         100,000 common            Shares issued/partial redemption
Darrin & Devin Schallock            03/2/2000         2,500 preferred           $1
                                    03/2/2000         5,000 common              Shares issued/partial redemption
Robert & Sharon M. Schallock        01/24/2000        3,500 preferred           $1
                                    01/24/2000        7,000 common              Shares issued/partial redemption
Alvin J. & Odelia C. Schmidt        04/30/2000        2,713 preferred           $1
                                    04/30/2000        5,759 common              Shares issued/partial redemption
Gordon & Ester Seaver               03/13/2000        10,000 preferred          $1
                                    03/13/2000        20,000 common             Shares issued/partial redemption
Chad Shelly                         03/2/2000         5,000 preferred           $1
                                    03/2/2000         10,000 common             Shares issued/partial redemption
Chad Sparks                         11/8/2000         10,000 preferred          $1
                                    11/8/2000         20,000 common             Shares issued/partial redemption
Larry Starr                         03/9/2000         10,000 preferred          $1
                                    03/9/2000         20,000 common             Shares issued/partial redemption
Nathaniel Tanner                    03/31/2000        5,000 preferred           $1
                                    03/31/2000        10,000 common             Shares issued/partial redemption
Brad Tate                           11/22/2000        10,000 preferred          $1
                                    11/22/2000        20,000 common             Shares issued/partial redemption
Tiatro Latino De Colorado           03/24/2001        1,000 preferred           $1
                                    03/24/2001        2,000 common              Shares issued/partial redemption
Susan K. Torfin                     03/6/2000         10,000 preferred          $1
                                    03/6/2000         20,000 common             Shares issued/partial redemption
Jack Turner                         03/2/2000         1,000 preferred           $1
                                    03/2/2000         2,000 common              Shares issued/partial redemption
Alton Wadsworth                     11/24/2000        10,000 preferred          $1
                                    11/24/2000        20,000 common             Shares issued/partial redemption
Brant Wadsworth                     02/9/2000         14,000 preferred          $1
                                    02/9/2000         28,000 common             Shares issued/partial redemption
Jared Wrede                         02/8/2001         2,000 preferred           $1
                                    02/8/2001         4,000 common              Shares issued/partial redemption
Danny & Anita Yin                   03/6/2000         80,000 preferred          $1
                                    03/6/2000         400,000 common            Shares issued/partial redemption

3. In the past three years the Registrant has issued shares to a number of persons who performed services for the Company. The services were not rendered pursuant to agreements that certain services would be rendered in return for shares of the Company. The services were rendered primarily due to the friendship of the individuals with the Company's President and were not rendered in the expectation of receiving shares. No monetary value was placed on the services and the number of shares issued to these individuals was arbitrarily determined by the Company. These shares were issued directly from the Company to the individuals. At the time of issue the shares were essentially without value and the shares were granted in the hope that if at some future time the Company were able to implement its business plan and commence operations, the recipient would benefit. These shares were issued in reliance upon Section 4(2) of the Securities Act. We believe that the individuals receiving these shares had access to the same type of information that would have been required in a registration statement filed with the commission. The individuals involved had access to relevant information about the Company, knew that the Company had no revenues or operations, was without resources and was struggling to find a way to move forward. We believe the individuals were able to fend for themselves and were able to bear any risk of the time they spent on behalf of the company. The shares were not issued as a result of any general solicitation or advertising. The securities issued were restricted as to their resale without registration or an exemption therefrom.

                                      II-5



Name                               Date of Issue           Number of Shares     Consideration Per Share
----                               -------------           ----------------     -----------------------
Gary A. Syddall                     06/18/1998                    5,000                Services
Todd A. Gibson                      06/18/1998                   60,000                Services
Marion & Mindy Harris               06/18/2000                    1,000                Services
Charles Dekker & Susan Dekker       01/27/1999                    6,675                Services
Phil & Veronica Hildebrand          01/27/1999                   32,382                Services
Bill & Patricia Jorgensen           01/27/1999                    1,000                Services
George & Julianna Sowards           01/27/1999                   57,725                Services
Gary Syddall                        01/27/1999                   10,000                Services
Charles Dekker & Susan Dekker       10/1/1999                   150,000                Services
Richard W. James                    06/10/2000                   80,000                Services
Todd A. Gibson                      04/30/2000                  191,000                Services
Chris & Heather Hansen              04/30/2000                    3,000                Services
Gwin Johnston                       04/30/2000                   25,000                Services
Ronald E. Moitzfield                04/30/2000                   53,000                Services
Thomas H. Moore III                 04/30/2000                    9,000                Services
Jacqueline Reeves                   04/30/2000                    6,800                Services
Robert & Sharon M. Schallock        04/30/2000                    3,700                Services
Donald & Sandra Starks              04/30/2000                   16,000                Services
Gary A. Syddall                     04/30/2000                  102,800                Services
Susan K. Torfin                     04/30/2000                    2,000                Services
Brant Wadsworth                     04/30/2000                    2,000                Services
Jack D. Anderson                    02/15/2000                   12,000                Services
Robert L. Bland                     02/15/2000                    2,000                Services
Robert Dickson                      05/5/2000                     2,000                Services
Kenneth Eade                        08/31/2000                  100,000                Services
Leatrice Garcia                     12/30/1999                    1,000                Services
Todd A. Gibson                      11/29/2000                    9,000                Services
Gary N. Clark                       03/6/2000                     7,000                Services
Claudia N. Hawley                   02/9/2000                     6,000                Services
Evette Higley                       02/9/2000                     3,400               Services
J. Brent & Vicki H. Garfield        04/30/2000                  150,000                Services

4. In the past three years the Registrant has issued shares to a number of persons who have made loans to the Company. These persons were existing shareholders of the Company and had access to relevant information regarding the Company. All of these individuals knew that the Company had no revenues or operations and was without resources and was struggling to find a way to move forward. We believe that these individuals were able to fend for themselves and to bear the risk of the loans they made to the company. The shares were issued by the Company's management in lieu of paying interest on loans. In some cases the shares were issued so that the loans would not bear interest and in other cases the shares were issued to eliminate the accrual of interest. The transactions were negotiated directly with the individuals involved. These shares were issued in reliance upon Section 4(2) of the Securities Act. . We believe that the individuals receiving these shares had access to the same type of information that would have required in a registration statement filed with the commission. The shares were not issued as a result of any general solicitation or advertising. The securities issued were restricted as to their resale without registration or an exemption therefrom.

The following were loans that did not bear interest. Shares were issued to the individuals involved and they were issued shares in lieu of having the loans bear interest. No dollar amount of the value of the loans was agreed upon or fixed, no interest rate was set and the loans were not for specified terms.

                                      II-6



 Name                               Date of Issue          Number of Shares                 Consideration Per Share
 ----                               -------------          ----------------                 -----------------------

James R. & Joan M. Penneck          10/29/1998                   90,000                In lieu of interest on $15,000 loan
Mary A. Ferguson Living Trust       02/25/1999                   75,000                In lieu of interest on $25,000 loan
Mary A. Ferguson Living Trust       04/30/2000                   50,000                In lieu of interest on $10,000 loan
R. Marc Ferguson Living Trust       1/17/1998                   130,000                In lieu of interest on $25,000 loan
R. Marc Ferguson Living Trust       03/15.2000                   20,000                In lieu of interest on $25,000 loan
Donald D. & Sandra C. Starks        04/15/2000                   50,000                In lieu of interest on $10,000 loan
Richard W. Davis & Lisa Davis       04/30/2000                   23,500                In lieu of interest on $10,000 loan
Richard W. Davis & Lisa Davis       04/30/2000                   10,000                In lieu of interest on $10,000 loan
Colleen M. Jones                    04/30/2000                   30,000                In lieu of interest on $10,000 loan
Scott & Elizabeth Jones             04/30,2000                   30,000                In lieu of interest on $15,000 loan
David G. Anderson                   04/30/2000                   45,000                In lieu of interest on $20,000 loan
Craig A. Larson                     09/23/1998                   50,000                In lieu of interest on $5,000 loan
Craig A. Larson                     09/23/1998                   37,000                In lieu of interest on $10,000 loan
James R. & Joan M. Penneck          03/31/2000                  100,000                In lieu of interest on $5,000 loan
Scott C. & Kathy D. Robbins         09/11/1997                    9,000                In lieu of interest on $3,000 loan
Roger G. Nedrow                     06/19/1998                   87,500                In lieu of interest on $10,000 loan
Dwight D. & Janice J. Nissen        08/04/1998                   10,000                In lieu of interest on $2,500 loan
Timothy & Gail Foerster             08/04/1998                   10,000                In lieu of interest on $2,500 loan
Alvin J. & Odelia C. Schmidt        08/04/1998                   10,000                In lieu of interest on $2,500 loan
James D. Bechtel                    07/23/1998                   25,000                In lieu of interest on $6,250 loan
Alvin G. Eisele & Doris S. Eisele   07/29/1998                   20,000                In lieu of interest on $5,000 loan
Alvin G. Eisele & Doris S. Eisele   10/9/2000                    20,000                In lieu of interest on $5,000 loan

The following were loans that did not bear interest; however, these loans contained provisions that provided for a penalty payment in the event they were not repaid on time. The Company was unable to repay the loans and the settlement was reached with the individuals that they would receive additional shares in lieu of the penalty. Issuance of the shares extinguished any further penalties.

                                                        Number
Name                                Date of Issue      of Shares                        Consideration Per Share
----                                -------------      ---------                        -----------------------
Dwight D. & Janice J. Nissen        04/30/2000           5,758                  In lieu of $212 interest on $2,500 loan
Timothy & Gail Foerster             04/30/2000           5,758                  In lieu of $212 interest on $2,500 loan
Alvin J. & Odelia C. Schmidt        04/30/2000           5,758                  In lieu of $212 interest on $2,500 loan
Alvin G. Eisele & Doris S. Eisele   07/29/1998           1,000                  In lieu of $440 interest on $5,000 loan
Alvin G. Eisele & Doris S. Eisele   10/9/2000            1,000                  In lieu of $323 interest on $5,000 loan
James D. Bechtel                    04/30/2000          14,000                  In lieu of $464 interest on $6,250 loan
Charles Preti                       04/30/2000          10,000                  In lieu of $850 interest on $5,000 loan

The following were loans that were interest bearing and also provided that shares would be issued for the making of the loans. The Company was unable to pay the interest and a settlement was reached with the individuals that they would receive shares of common stock and the loans would cease to be interest bearing.

                                                      Number
Name                                Date of Issue    of Shares                     Consideration Per Share
----                                -------------    ---------                     -----------------------
Dennis Graves                       11/13/1997         15,500                   In lieu of $500 interest on $5,500 loan
Dennis R. Graves                    04/30/2000         33,500                   In lieu of $645 interest on $5,000 loan
Frederick & Robyn Balli             06/18/1998        220,000                   In lieu of $8,877 interest on $50,000 loan
Frederick & Robyn Balli             04/21/2000        294,390                   In lieu of $8,877 interest on $50,000 loan
Frederick & Robyn Balli             01/27/1999        150,000                   In lieu of $8,877 interest on $50,000 loan
Scott & Elizabeth Jones             04/30/2000        18,000                    In lieu of $540 interest on $6,000 loan

5. On November 22, 1997, the Registrant issued 75,000 shares of preferred stock to Marilyn Call, the sister of Thomas H. Moore and wife of John R. Call, Directors of the Company, for a consideration of $0.93 per share. On January 17, 1998 125,000 shares of preferred stock were issued to JL Cook Trustee for Joe L. Cook Company for a consideration of $0.13 per share. On April 30, 2000 the Registrant issued 1,125,000 shares of common stock to Marilyn Call as a result of a default on the conditions of the preferred shares held by Ms. Call. In addition, the Registrant issued 1,875,000 shares of common stock to Joe L. Cook & Debra J. Cook and JL Cook Trustee for Joe L. Cook Co. as a result of a default on the conditions of the preferred shares held by Mr. Cook. These shares were issued in reliance upon Section 4(2) of the Securities Act. We believe that the individuals receiving these shares had access to the same type of information that would have required in a registration statement filed with the commission. The individuals receiving the shares had access to relevant information about the company, were able to fend for themselves and were able to bear the economic risk of their investment. The shares were not issued as a result of any general solicitation or advertising. The securities issued were restricted as to their resale without registration or an exemption therefrom.

6. On January 17, 1998, the Registrant issued 150,000 shares of common stock Joe L. Cook & Debra J. Cook for a consideration of $0.33 per share, and issued an additional 450,000 shares of common stock to JL Cook TTEE Joe L. Cook Co. for a consideration of $0.13 per share. These shares were issued in reliance upon Section 4(2) of the Securities Act. We believe that the individual receiving these shares had access to the same type of information that would have required in a registration statement filed with the commission. Mr. Cook had access to relevant information about the company, was able to fend for himself and was able to bear the economic risk of his investment. The shares were not issued as a result of any general solicitation or advertising. The securities issued were restricted as to their resale without registration or an exemption therefrom.

7. On November 22, 1997, the Registrant issued 575,000 shares of common stock to Marilyn Call for a consideration of $0.01 per share. These shares were issued in reliance upon Section 4(2) of the Securities Act. We believe that the individual receiving these shares had access to the same type of information that would have required in a registration statement filed with the commission. Mrs. Call had access to relevant information about the company, was able to fend for herself and was able to bear the economic risk of her investment. She is the Wife of John R. Call, a director of the Company and the Sister of Thomas H. Moore, the President of the company. The shares were not issued as a result of any general solicitation or advertising. The securities issued were restricted as to their resale without registration or an exemption therefrom.

ITEM 27           EXHIBITS

Exhibit Number             Description
--------------             -----------

3.1      Restated Articles of Incorporation*
3.2      By-Laws*
4.1      Instrument Defining Rights of Preferred Shareholders*
4.2      Series "A" Warrant*
4.3      Series "B" Warrant*
4.4      Lock-up Agreement*
5.1      Legal Opinion on Legality of Shares and Consent of Counsel*
10.1     Investortiser(R)Patent Application*
10.2     License from Thomas H. Moore to Vequity for Investortiser(R)Concept*
10.3     License and Co-Branding Agreement with InfoSpace.com Inc.*
23.1     Consent of Experts*


*        Previously filed

ITEM 28  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

     (i) include any prospectus required by Section 10 (a) (3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) include any additional or changed material information on the plan of distribution;

(2) determine liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities being offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

(3) file post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The undersigned Registrant hereby undertakes (1) to provide to transfer agent, certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed a part of this Registration Statement in reliance upon Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (3) that for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration Statement herein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB.2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado on *September 25, 2000.

                                    VEQUITY CORPORATION

                                    By: /s/   Thomas H. Moore
                                       -----------------------------------------
                                              Thomas H. Moore, President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Moore, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all pre. or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

     In accordance with the Securities Act of 1933, as amended, this Registration Statement has been signed below signed by the following persons in the capacities indicated on *September 25, 2000.


/s/  Thomas H. Moore                Chairman, President, Chief Executive
-------------------------           Officer and Director
Thomas H. Moore

/s/  Ronald E. Moitzfield           Executive Vice President and Director
-------------------------
Ronald E. Moitzfield

/s/  John R. Call                   Director
-------------------------
John R. Call

/s/  Richard W. James               Treasurer, Chief Financial Officer
-------------------------
Richard W. James